UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

LANDS’ END, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2020

To our Stockholders:

I am pleased to invite you to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Lands’ End, Inc. (the “Company” or “Lands’ End”) on Tuesday, May 12, 2020. The meeting will begin at 9:00 a.m. (Central time) in the Gary C. Comer Activity Center, 3 Lands’ End Lane, Dodgeville, Wisconsin 53595.

Whether or not you plan to attend the Annual Meeting in person, please read the Proxy Statement and vote your shares. Instructions for Internet and telephone voting are included in your Notice of Internet Availability of Proxy Materials or proxy card (if you received your materials by mail).

An admission ticket (or other acceptable proof of stock ownership) and a form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Lands’ End common stock as of the close of business on March 16, 2020 will be entitled to attend the Annual Meeting. An admission ticket will serve as verification of your ownership.

•	If your Lands’ End shares are held in a bank or brokerage account, you can attend the annual meeting if you bring your Notice of Internet Availability of Proxy Materials or a recent bank or brokerage statement showing you owned shares of Lands’ End common stock on March 16, 2020. You may also contact your bank or broker to obtain a written legal proxy.

Registration will begin at 8:15 a.m. and seating will begin at 8:30 a.m. Use of cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

Sincerely,

Jerome Griffith
Chief Executive Officer and President

LANDS’ END, INC.      1 LANDS’ END LANE       DODGEVILLE, WISCONSIN 53595

Lands’ End, Inc.

1 Lands’ End Lane

Dodgeville, Wisconsin 53595

Notice of 2020 Annual Meeting of Stockholders

Date:	May 12, 2020
Time:	9:00 a.m. Central Time
Place:	Lands’ End, Inc.
Gary C. Comer Activity Center
3 Lands’ End Lane
Dodgeville, Wisconsin 53595

Please attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Lands’ End, Inc. (the “Company,” “Lands’ End,” “our company,” “we,” “our,” or “us”) to:

1.	Elect to Lands’ End’s Board of Directors the following eight nominees presented by the Board of Directors: Robert Galvin, Jerome Griffith, Elizabeth Leykum, Josephine Linden, John T. McClain, Maureen Mullen, Jignesh Patel and Jonah Staw;
2.	Vote on a non-binding advisory resolution to approve the compensation of our named executive officers;
3.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2020; and
4.	Consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is March 16, 2020. Only stockholders of record at the close of business on that date can vote at, or will be eligible to attend, the Annual Meeting.

On or about March 31, 2020 we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of March 16, 2020 and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

It is important that your shares are represented at the Annual Meeting. Stockholders may vote their shares (1) in person at the Annual Meeting, (2) by telephone, (3) through the Internet, or (4) by completing and mailing a proxy card if you receive your proxy materials by mail. Specific instructions for voting by telephone or through the Internet (including voting deadlines) are included in the Notice and in the proxy card. If you attend and vote at the Annual Meeting, your vote at the Annual Meeting will replace any earlier vote.

By Order of the Board of Directors.

Peter L. Gray

Executive Vice President, Chief Administrative Officer,

General Counsel and Corporate Secretary

March 31, 2020

PROXY STATEMENT

The accompanying proxy is being solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on May 12, 2020. On or about March 31, 2020, the Company began mailing to stockholders a Notice of Internet Availability of the Proxy Materials containing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Stockholders who did not receive the Notice will continue to receive a paper or electronic copy of the proxy materials, which the Company also began sending on or about March 31, 2020.

Important Notice Regarding the Availability of Proxy Materials
for the 2020 Annual Meeting of Stockholders

The Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended January 31, 2020 are available at www.proxyvote.com.

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QUESTIONS AND ANSWERS

Q.	Why is Lands’ End distributing this Proxy Statement?

A.	Our Board of Directors is soliciting proxies for use at the Lands’ End, Inc. 2020 Annual Meeting (the “Annual Meeting”) to be held on Tuesday, May 12, 2020, at 9:00 a.m. Central Time, in the Gary C. Comer Activity Center, 3 Lands’ End Lane, Dodgeville, Wisconsin 53595. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the matters to be voted upon at the Annual Meeting.

Q.	What information is contained in these materials?

A.	The information included in this proxy statement relates to the proposals to be considered and voted on at the Annual Meeting, the voting process, the compensation of the directors and our most highly paid executive officers, and other required information. Our Form 10-K for fiscal year 2019 is available to review with this proxy statement. We are mailing the Notice of 2020 Annual Meeting of Stockholders and instructions on how to access the proxy statement (or, for those who request it, a hard copy of this proxy statement and the enclosed form of proxy) to our stockholders on or about March 31, 2020.

Q.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.	In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder, we are furnishing proxy materials, including this Proxy Statement and the Annual Report on Form 10-K, by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to most of our stockholders instructing them as to how to access and review the proxy materials on the Internet. The Notice also provides instructions as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

Q.	What will stockholders be asked to do at the Annual Meeting?

A.	At the Annual Meeting, our stockholders will be asked to:

•	Elect to Lands’ End’s Board of Directors the following eight nominees presented by the Board of Directors: Robert Galvin, Jerome Griffith, Elizabeth Leykum, Josephine Linden, John T. McClain, Maureen Mullen, Jignesh Patel and Jonah Staw;

•	vote on a non-binding advisory resolution to approve the compensation of our named executive officers (as identified under “Executive Compensation”);

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020; and

•	consider any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Q.	What does it mean to vote by proxy?

A.	It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

•	FOR the election of eight nominees for director;

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020.

Q.	Who is entitled to vote?

A.	Only holders of our common stock at the close of business on March 16, 2020 (the “Record Date”) are entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. There were 32,381,612 shares of our common stock outstanding on the Record Date.

Q.	How do I cast my vote?

A.	If you hold your shares directly in your own name, you are a “registered stockholder” and can complete and submit a proxy through the Internet, by telephone or by mail (if you received your proxy materials by mail) or vote in person at the Annual Meeting. If your shares are held in the name of a broker or other nominee, you are a “street-name stockholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q.	How do I vote by telephone or through the Internet?

A.	If you are a registered stockholder, you may vote by telephone or through the Internet following the instructions in the Notice or in the proxy card. If you are a street-name stockholder, your broker or other nominee will provide information for you to use in directing your broker or nominee how to vote your shares.

Q.	Who will count the vote?

A.	A representative of Broadridge Financial Services, Inc., an independent tabulator, will count the vote and act as the inspector of election.

Q.	Can I change my vote after I have voted?

A.	A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you are a registered stockholder and wish to change your vote by mail, you may do so by requesting, in writing, a proxy card from the Corporate Secretary at Lands’ End, Inc., Legal Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: Corporate Secretary. The last vote timely received prior to the Annual Meeting will be the one counted. If you are a registered stockholder, you may also change your vote by voting in person at the Annual Meeting. Street-name stockholders wishing to change their votes must contact the broker or nominee directly (the holder of record). If you are a street-name stockholder, you are not the record holder of your shares, and while you are welcome to attend the Annual Meeting, you will not be permitted to vote unless you obtain a signed proxy from your bank, broker or other nominee.

Q.	Can I revoke a proxy?

A.	Yes, registered stockholders may revoke a properly executed proxy at any time before it is exercised by submitting a letter addressed to and received by the Corporate Secretary at the address listed in the answer to the previous question, or by voting in person at the meeting. If you are a street-name stockholder, you must contact your broker or other nominee for instructions on how to revoke your voting instructions for your shares.

Q.	What does it mean if I receive more than one Notice, proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. For all Notices you receive, please enter your vote by Internet for each control number you have been assigned. If you received paper copies of proxy materials, please complete, sign and mail all proxy and voting instruction cards you receive. We encourage you to register all your accounts in the same name and address. Registered stockholders may contact our transfer agent, Computershare Trust Company, N.A., at P.O. Box 505000, Louisville, Kentucky 40223 (1-866-627-2096). Street-name stockholders holding shares through a broker or other nominee should contact their broker or nominee and request consolidation of their accounts.

Q.	What is a quorum?

A.	A majority of the outstanding shares entitled to vote, being present or represented by proxy at the Annual Meeting, constitutes a quorum. A quorum is necessary to conduct the Annual Meeting.

Q.	How many votes are needed to approve each of the proposals?

A.	Item 1: The director nominees will be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting and present in person or represented by proxy. This means that the eight nominees who receive the most affirmative votes will be elected as directors.

Item 2: Approval of the compensation of our named executive officers on a non-binding advisory basis requires the affirmative vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Item 3: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Q.	What is the effect of an abstention?

A.	The shares of a stockholder who abstains from voting on a matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting so long as the stockholder is present in person or represented by proxy. With regard to the election of directors, votes may be cast in favor or withheld, and votes that are withheld will have no effect. On all other matters, abstentions may be specified. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the Annual Meeting will have the same legal effect as a vote “against” these other proposals.

Q.	How will votes be counted on shares held through brokers?

A.	If you are a street-name stockholder and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not entitled to vote on the election of directors, or the advisory proposal to approve the compensation of our named executive officers unless the brokers receive voting instructions from the beneficial owner. The shares of a stockholder whose shares are not voted because of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting so long as the stockholder is represented by proxy. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Brokers will be permitted to vote without voting instructions on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, assuming that a quorum is obtained.

Q.	Is cumulative voting permitted for the elections of directors?

A.	No, you may not cumulate your votes for the election of directors.

Q.	Who may attend the Annual Meeting?

A.	Any stockholder as of the Record Date may attend.

If you plan to attend the meeting, you will be required to present an Admission Ticket (or other acceptable proof of stock ownership) and a form of government-issued photo identification (such as a valid driver’s license or passport). We strongly urge you to obtain your Admission Ticket in advance by accessing www.proxyvote.com and following the instructions provided (you will need the 16 digit number included on your proxy card, voting instruction form or Notice).

Alternatively, the following documents will be accepted in lieu of an Admission Ticket for those stockholders as of the Record Date who are unable to obtain an Admission Ticket in advance of the Annual Meeting:

•	If you received a Notice and will not be requesting a printed copy of the proxy materials, you may use your Notice as your Admission Ticket.

•	If your Lands’ End shares are registered in your name and you received your proxy materials by mail, you may use the Admission Ticket attached to your proxy card at the Annual Meeting.

•	If your Lands’ End shares are held in a bank or brokerage account, you can attend the annual meeting if you bring your Notice of Internet Availability of Proxy Materials or a recent bank or brokerage statement showing you owned shares of Lands’ End common stock on March 16, 2020. You may also contact your bank or broker to obtain a written legal proxy.

Q.	Will the meeting be held in person or virtually?

A.	We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation. In the event it is not possible to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our investor relations website at http://investors.landsend.com/ for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

Q.	Can I access future annual meeting materials through the Internet rather than receiving them by mail?

A.	Yes. Registered stockholders can sign up for electronic delivery at www.proxyvote.com. If you vote through the Internet, you can also sign up for electronic delivery. Just follow the instructions that appear after you finish voting. You will receive an e-mail next year containing links to our Annual Report on Form 10-K and the Proxy Statement for our 2021 annual meeting. Street-name stockholders may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker or other nominee regarding the availability of this service. This procedure reduces the printing costs and fees we incur in connection with the solicitation of proxies.

Q.	What is “householding”?

A.	Lands’ End has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, registered stockholders who have the same address and last name and do not receive proxy materials electronically will receive a single Notice or set of proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in savings to Lands’ End by reducing printing and postage costs.

If your household received a single Notice of Annual Meeting of Stockholders or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact Broadridge Householding Department, by calling their toll free number, 1-866-540-7095 or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.  You will be removed from the householding program within 30 days of receipt of your instructions at which time you will then be sent separate copies of the documents.

Registered stockholders who share the same address, currently receive multiple copies of proxy materials, and who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions at the address or telephone number listed above. Street-name stockholders should contact their broker or other nominee to request information about householding.

CORPORATE GOVERNANCE

Corporate Governance Practices

The Lands’ End Board of Directors (the “Board”) is committed to effective corporate governance. The Board has approved and adopted Corporate Governance Guidelines that provide the framework for Lands’ End’s governance. The Nominating and Corporate Governance Committee of the Board reviews and assesses the Corporate Governance Guidelines annually and recommends changes to the Board as appropriate. The Corporate Governance Guidelines, along with the charters of Board committees, our Director Compensation Policy, our Code of Conduct and our Board of Directors Code of Conduct are available on our website at www.landsend.com, under the heading “Investor Relations” and then “Corporate Governance.”

Among other things, the Corporate Governance Guidelines provide that:

•	Independent directors will meet regularly in executive session in conjunction with regularly scheduled Board meetings.

•	Executive sessions of the independent directors will occur at least twice a year as determined by the independent directors.

•	The Board and each of its committees has the power to engage, at the Company’s expense, independent legal, financial, and other advisors as deemed necessary, without consulting or obtaining the approval of the Company’s officers in advance.

•	The Board will conduct annual self-evaluations to assess whether it and its committees are functioning effectively.

Director Independence

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board analyzed the independence of each director. In making its independence determinations, the Board considers transactions, relationships and arrangements between Lands’ End and entities with which directors are associated as executive officers, directors and trustees. When these transactions, relationships and arrangements exist, they are in the ordinary course of business and are of a type customary for a company like Lands’ End.

As a result of this review, the Board affirmatively determined that the following directors meet the standards of independence under the applicable Nasdaq Stock Market listing rules, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment:

Robert Galvin

Elizabeth Leykum

Josephine Linden

John T. McClain

Maureen Mullen

Jignesh Patel

Jonah Staw

In the course of the Board’s independence determination, the Board considered transactions, relationships and arrangements required to be disclosed pursuant to SEC rules.

The Board also has determined that (1) each member of the Audit Committee meets additional, heightened independence criteria applicable to audit committee members under the Nasdaq Stock Market listing rules and SEC Rule 10A-3, and (2) each of Robert Galvin, Josephine Linden, and John T. McClain is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Board also has determined that all members of the Compensation Committee meet independence criteria applicable to compensation committee members under the Nasdaq Stock Market listing rules.

ITEM 1. ELECTION OF DIRECTORS

Item 1 is the election of eight nominees to our Board: Robert Galvin, Jerome Griffith, Elizabeth Leykum, Josephine Linden, John T. McClain, Maureen Mullen, Jignesh Patel and Jonah Staw. Each of the nominees is a current member of the Board. If elected, each nominee will hold office until the next annual meeting or until his or her successor is elected and qualified, or earlier death, resignation, disqualification or removal. The persons named in the proxy card (the “proxies”) will vote FOR the election of all of the nominees listed below, unless otherwise instructed. You may not vote for a greater number of persons than the number of nominees named in this Proxy Statement. The Board expects all nominees to be available for election. If any nominee should become unavailable to serve as a director for any reason prior to the Annual Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

THE BOARD RECOMMENDS THAT YOU VOTE

“FOR” ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR

The biographies of each of the nominees below contains information regarding the person’s service as a director, business experience, education, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director for the Company.

Robert Galvin, 60, joined the Board in May 2014. Since October 2018, he has served as President and Chief Executive Officer and a member of the board of directors of Iconix Brand Group, Inc., a leading brand management company. From January 2014 to October 2018, he was the principal of Galvin Consulting, which he founded in January 2014. Mr. Galvin served as the Chief Executive Officer of Elie Tahari, a leading global designer lifestyle brand, from January to November 2013. Prior to that, he served as the President of Camuto Group, a leading global women’s fashion footwear company from April 2007 to January 2012. Mr. Galvin previously served as the Chief Operating Officer of Sport Brands International, a global wholesale and retail athletic branded company from 2003 until April 2007. He previously held leadership roles at Kurt Salmon Associates, York International and Nine West Group Inc. Mr. Galvin served as a member of the board of directors of Big 5 Sporting Goods Corporation from July 2015 to October 2018, bebe stores, inc. from November 2014 to September 2018, Cherokee Inc. (now Apex Global Brands Inc.) from June 2012 to October 2018 and Trans World Entertainment Corporation from June 2018 to October 2018. Mr. Galvin has a B.S. in Accounting from Fairfield University and a M.B.A. from New York University, Stern School of Business. Mr. Galvin brings an extensive knowledge of the apparel industry and management experience, gained through his service as Chief Executive Officer and through numerous senior executive positions at several apparel companies for more than 15 years.

Jerome Griffith, 62, joined Lands’ End as Chief Executive Officer and President and as a member of the Board in March 2017. He served as the Chief Executive Officer, President and a member of the board of directors of Tumi Holdings, Inc., a global lifestyle brand, from April 2009 until its sale in August 2016 to Samsonite International S.A. From 2002 to 2009, he was employed at Esprit Holdings Limited, a global fashion brand, where he was promoted to Chief Operating Officer and appointed to the board in 2004, then promoted to President of Esprit North and South America in 2006. From 1999 to 2002, he worked as an Executive Vice President at Tommy Hilfiger. From 1998 to 1999, he worked as the President of Retail at the J. Peterman Company, a catalog-based apparel and retail company. From 1989 through 1998, he worked in various positions of increasing responsibility at Gap, Inc. He has served as a member of the board of Vince Holding Corp. since November 2013, Samsonite International S.A. since August 2016, and Parsons School of Design, which is part of the New School, since September 2013. Mr. Griffith served a member of the Supervisory Board of the Tom Tailor Group from May 2015 to March 2017. He holds a B.S. degree in marketing from The Pennsylvania State University. Mr. Griffith brings to the Board experience as a public company director, experience as a senior executive of a major global consumer products company and a proven track record of innovation and driving international growth and expansion.

Elizabeth Leykum, 41, joined the Board in March 2014. She has served as founder of Serenade Capital LLC, an investment firm, since May 2016. From October 2013 to April 2016, she served as a founding principal of HEG Capital LLC, a Connecticut-registered investment advisory firm. Prior to joining HEG Capital, Ms. Leykum was, from June 2012 to September 2013, a Vice President at Rand Group, an investment management services firm. Until June 2012, she was a Vice President of ESL Investments, Inc., which she joined in July 2004. From 2000 to 2002, Ms. Leykum worked in the Principal Investment Area at Goldman, Sachs & Co. She served as a director of Sears Hometown and Outlet Stores, Inc. from October 2012 to May 2014 and is currently a trustee of The Kinkaid School and the Houston Ballet. She graduated Phi Beta Kappa, magna cum laude from Harvard College and received an M.B.A with distinction from Harvard Business School. Through her work in investment management, she brings to the Board a strong ability to analyze, assess, and oversee corporate and financial performance.

Josephine Linden, 68, joined the Board in March 2014 and has served as Chair of the Board since October 2014. She founded and has been the managing member and principal of Linden Global Strategies LLC, a New York-based SEC registered investment management firm working with sophisticated U.S. and international clients, since September 2011. From September 2010 to July 2011, she held an Adjunct Professor position in the Finance department of Columbia Business School. In November 2008, Mrs. Linden retired from Goldman, Sachs & Co. as a Partner and Managing Director after having been with the firm for more than 25 years, where she held a variety of roles, including Managing Director and Regional Manager of the New York office for Private Wealth Management, head of Global Equities Compliance, and an Advisor to GSJBWere, Australia. She serves as a trustee, and sits on the executive committee, of Collegiate School in New York, New York, and also has served as its Treasurer, and Chair of its Finance, Audit and Nominating Committees. She acts as Financial Advisor to The Prince of Wales Foundation. She served as a director of Sears Hometown and Outlet Stores, Inc. from October 2012 to October 2019. Mrs. Linden has also served as a non-executive director of Evans Dixon Limited since May 2018, and as a director of Trine Acquisition Corp. since May 2019. She received an M.B.A. from the University of Chicago, with a specialization in Finance, and a B.A. from the University of Sydney. Mrs. Linden brings extensive knowledge of capital markets and other financial matters to the Board from her 25-year career with Goldman Sachs.

John T. McClain, 59, joined the Board in May 2014. Since February 2019, he has served as Executive Vice President and Chief Financial Officer of Iconix Brand Group, Inc., a leading brand management company. From November 2015 to September 2016, he served as Chief Financial Officer of Lindblad Expeditions Holdings, Inc., a global provider of expedition cruises and adventure travel experiences. Mr. McClain served as the Chief Financial Officer of The Jones Group Inc., a leading global designer, marketer and wholesaler of over 25 brands, from July 2007 until the sale of the company to Sycamore Partners in April 2014. From April 2014 to August 2014, he continued to provide Senior Advisor services related to financial operations to The Jones Group Inc. Prior to that, Mr. McClain held a number of roles at Avis Budget Group, Inc., formerly Cendant Corporation. He joined Cendant Corporation in September 1999, serving as the Senior Vice President, Finance & Corporate Controller until 2006. From 2006 to 2007, Mr. McClain served as the Chief Accounting Officer of Avis and Chief Operating Officer of Cendant Finance Holdings. Mr. McClain previously held leadership roles at Sirius Satellite Radio Inc. and ITT Corporation. Mr. McClain has served as a trustee of Seritage Growth Properties, a real estate investment trust, since June 2015, and served on the board of Nine West Holdings from April 2014 until October 2015, and on the board of Cherokee Inc. (now Apex Global Brands Inc.) from September 2017 to January 2019. Mr. McClain holds a B.S degree in accounting from Lehigh University. Mr. McClain brings over 25 years of executive financial experience, serving at high-level capacities for the retail and consumer sectors.

Maureen Mullen, 39, joined the Board in June 2018. Ms. Mullen served as Chief Strategy Officer of the Gartner for Marketing division of Gartner, Inc., a leading research and advisory company from March 2017 to March 2020. From June 2009 to March 2017 she served as Chief Strategy Officer of L2, Inc., a market research firm she co-founded, which was acquired by Gartner, Inc. in March 2017. Ms. Mullen holds a B.A. degree in Human Biology from Stanford University, and received an M.B.A. in Strategy and Finance from New York University, Stern School of Business. Ms. Mullen brings extensive experience assessing eCommerce strategies, advising on strategic, tactical and organizational investments regarding companies operating in the digital age, and serving as a thought leader on digital matters.

Jignesh Patel, 49, joined the Board in April 2014. He is a professor in the Computer Science Department at the University of Wisconsin-Madison, where he has served on the faculty since September 2008. He is also the co-founder of a startup, DataChat, that was founded in 2017. He served as the Chief Scientist of Pivotal Software, Inc. from June 2015 to June 2016. He co-founded Locomatix, which developed a platform to power mobile data-driven services and applications, and served as its Chief Executive Officer from June 2010 to August 2013, when the company became part of Twitter. He is currently the sole proprietor of JMP Consulting LLC, which provides consulting services on data-related technologies and is a Fellow of the Association for Computing Machinery (ACM) and an Institute of Electrical and Electronics Engineers (IEEE) Fellow. Mr. Patel obtained his B. Tech. (with honors) in Computer Science and Engineering from IT-BHU (now ITT-Varanasi) in 1991, M.S. in Computer Sciences from the University of Wisconsin-Madison in 1993, and Ph. D. in Computer Sciences from the University of Wisconsin-Madison in 1998. Mr. Patel brings extensive experience with emerging technologies and technology-driven companies from his academic and professional activities.

Jonah Staw, 44, joined the Board in April 2014. Mr. Staw has served as the Chief Executive Officer of Staw Entertainment Enterprises, LLC, an advisory group working with corporate clients, since August 2011. He also has served as Vice President of Logitech Inc., a global provider of personal computer and mobile accessories, since January 2017. Mr. Staw is the co-founder of LittleMissMatched, a multi-channel international brand that includes retail, wholesale, licensing, catalog and internet businesses, and served as its Chief Executive Officer from 2004 to July 2011 and as Chairman from July 2011 to July 2012. Mr. Staw previously served as a director and strategist at Frog Design, a product strategy and design firm, from 1999 to 2004 and as a member of the real estate development team of Skanska USA from 1997 to 1999. Mr. Staw graduated Phi Beta Kappa and magna cum laude from Brown University with a B.A. in the History of Art and Architecture. Mr. Staw brings extensive knowledge of multi-channel retail businesses including digital, branding, product development, marketing and innovation through his professional experience.

The Nominating and Corporate Governance Committee of our Board is responsible for reviewing the qualifications and independence of members of the Board and its various committees on a periodic basis, as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent, as well as consideration of skills and experience in relation to the needs of the Board. New director nominees will be recommended to the Board by the Nominating and Corporate Governance Committee. The ultimate responsibility for selection of director nominees resides with the Board.

While the Company does not have a formal diversity policy, the Board considers diversity in identifying director nominees. The Board and the Nominating and Governance Committee believe that it is important that our directors represent diverse viewpoints. In addition to diversity of experience, the Nominating and Corporate Governance Committee seeks director candidates with a broad diversity of professions, skills and backgrounds. The Nominating and Corporate Governance Committee discusses Board composition, including the diversity of the Board, annually.

The Board met seven times during fiscal year 2019. All of the directors attended over 75% of the total number of meetings of the Board and meetings of the committees on which they served. Our Corporate Governance Guidelines provide that directors are expected to attend the Annual Meetings of Stockholders.

Committees of the Board

The Board has standing Audit, Compensation, and Nominating and Corporate Governance committees. The table below reflects the current membership of each committee and the number of meetings held by each committee during fiscal year 2019. Also, during fiscal year 2019, the Board maintained a Related Party Relationships Committee, comprised of Robert Galvin (Chair) and Jignesh Patel. The Related Party Relationships Committee met one time in fiscal year 2019 and was dissolved in March 2020.

	Audit	Compensation	Nominating and Corporate Governance
Robert Galvin
Jerome Griffith
Elizabeth Leykum
Josephine Linden
John T. McClain
Maureen Mullen
Jignesh Patel
Jonah Staw
Number of Meetings	6	4	3

Member
Committee Chair

Each committee operates under a written charter. The charters are available on our website, www.landsend.com, under the heading “Investor Relations” and then “Corporate Governance.” The principal functions of each Committee are summarized below.

Audit Committee

•	Responsible for the compensation and oversight of the work of the independent registered public accounting firm in connection with the annual audit report

•	Hires the independent registered public accounting firm to perform the annual audit

•	Reviews the Company’s annual and quarterly financial statements, including disclosures made in management’s discussion and analysis of results of operations and financial condition

•	Reviews the reports prepared by the independent registered public accounting firm and management’s responses thereto

•	Pre-approves audit and permitted non-audit services performed by the independent registered public accounting firm

•	Responsible for oversight of risks and exposures associated with financial matters, the Company’s enterprise risk management framework and the steps management has taken to monitor and control risks and exposures

•	Reviews management’s plan for establishing and maintaining internal controls

•	Reviews the internal audit department’s responsibilities, budget and staffing

•	Discusses with the Company’s General Counsel matters that involve the Company’s compliance and ethics policies

•	Reviews and approves all related party transactions.

Compensation Committee

•	Evaluates the Chief Executive Officer’s performance in light of corporate goals and objectives

•	Reviews and approves the base salaries, annual incentive opportunities and cash- and equity-based awards and opportunities for our senior executives

•	Reviews and approves employment agreements, severance arrangements, change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits for our senior executives

•	Approves compensation plans and programs for our senior executives

•	Approves any special or supplemental compensation and benefits for senior executives, including supplemental retirement benefits and the perquisites provided to them during and after employment

•	Receives periodic reports on our compensation programs as they affect all employees

Nominating and Corporate Governance Committee

•	Reports annually to the Board with an assessment of the performance of the Board

•	Recommends to the Board new director nominees

•	In concert with the Compensation Committee, reviews annually succession planning recommendations for the Company’s senior executives

•	Recommends to the Board director compensation and benefits

•	Reviews and reassesses the adequacy of our Corporate Governance Guidelines

Communications with the Board

Our Board has adopted a policy and process for stockholders to communicate with the Board or an individual director. Stockholders may communicate with the Board collectively, or with any of its individual non-employee directors, by writing to Lands’ End, Inc. Board of Directors, c/o Corporate Secretary, Lands’ End, Inc., Legal Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595. The Corporate Secretary has discretion to determine whether stockholder communications are proper for submission to the intended recipient. Examples of stockholder communications that would be considered presumptively inappropriate for submission include the following: communications regarding personal solicitations; spam and other junk mail; new product suggestions; resumes and other job inquiries; business solicitations or advertisements; communications that are unduly hostile, threatening, illegal, or similarly unsuitable; and communications that are frivolous in nature.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chair of the Board. Our Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company, while the Chair of the Board provides guidance to our Chief Executive Officer and senior management and sets the agenda for Board meetings and presides over Board meetings. In carrying out her responsibilities, the Chair preserves the distinction between management and oversight, maintaining the responsibility of management to develop corporate strategy and the responsibility of the Board to review and express its views on corporate strategy and management’s execution of that strategy.

The Board’s Role in Risk Oversight

Consistent with our leadership structure, our Chief Executive Officer and other members of senior management are responsible for the identification, assessment, and management of risks that could affect the Company and the Board provides oversight in connection with these efforts. We do not believe that the Board’s role in risk oversight has an effect on the Company’s leadership structure. The Board’s oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of the responsibilities of the Audit Committee and the Compensation Committee above and in the charters of such committees.

The Audit Committee is responsible for oversight of (1) risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, and credit and liquidity matters; (2) the Company’s enterprise risk management framework; and (3) the steps management has taken to monitor and control risks and exposures, including the Company’s risk assessment and risk management policies and strategies and programs and policies relating to legal compliance.

The Compensation Committee evaluates whether the risks arising from the Company’s compensation policies and practices for its employees would be reasonably likely to have a material adverse effect on the Company and has concluded that our programs do not create risk that is reasonably likely to have a material adverse effect on the Company.

The Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company, including our Chief Financial Officer, our General Counsel, our Chief Information Officer and our most senior internal audit and information security professionals.

Nomination of Director Candidates

Directors may be nominated by the Board or by stockholders in accordance with our Bylaws. The Nominating and Corporate Governance Committee will, when it deems appropriate, actively seek individuals qualified to become Board members, and will solicit input on director candidates from a variety of sources, including current directors. The Committee will evaluate a candidate’s qualifications and review all proposed nominees for the Board, including those proposed by stockholders, in accordance with its charter and our Corporate Governance Guidelines. This will include a review of the person’s qualifications and independence as well as consideration of diversity, age, skills, education and experience in the context of the needs of the Board. The Committee has the ability to retain a third party to assist in the nomination process.

Director nominees recommended by the Nominating and Corporate Governance Committee are expected to be committed to representing the long-term interests of our stockholders. The Committee believes that it is important to align the interests of directors with those of our stockholders. Generally, each non-employee director is required to acquire a number of shares of our common stock in an amount that, at cost, is equal to the amount of the director’s annual retainer in effect on the date when the director first becomes a member of the Board. Non-employee directors must meet this requirement by the third anniversary of that date unless, due to employment or legal restrictions, he or she is unable to acquire our common stock. As of January 31, 2020, all non-employee directors were in compliance with this requirement, other than Ms. Mullen, who joined the Board during 2018. Board members should possess a high degree of integrity and have broad knowledge, experience and mature judgment. In addition to a meaningful economic commitment to our company as expressed in share ownership, directors and nominees should have predominately business backgrounds, have experience at policy-making levels in business and/or technology, and bring a diverse set of business experiences and perspectives to the Board.

Mr. Griffith’s employment letter with the Company provided for his appointment to the Board and provides that he will be nominated for reelection to the Board each time his term as director is scheduled to expire. In addition, under his executive severance agreement with the Company, a termination of employment by Mr. Griffith is for “Good Reason” if, among other events, at any time that ESL Investments, Inc. and its affiliate entities beneficially own more than 20% of the Company’s shares entitled to vote for directors, they, in whole or in part, vote against his reelection to the Board while Mr. Griffith is serving as the Company’s Chief Executive Officer.

A Lands’ End stockholder can nominate a candidate for election to the Board by complying with the nomination procedures in our Bylaws, which provide that for an election to be held at an annual meeting of stockholders, nomination by a stockholder must be made by notice in writing delivered to the Company not later than the 90th day, and not earlier than the 120th day, prior to the first anniversary of the preceding year’s annual meeting. If the date of the subject annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. For an election to be held at a special meeting of stockholders, the stockholder’s notice in writing must be delivered to the Company not earlier than the 120th day prior to the special meeting and not later than the later of the 90th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the special meeting.

A stockholder’s written notice to the Corporate Secretary described in the preceding paragraph must be delivered to Lands’ End, Inc., Attn: Corporate Secretary, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595. Any stockholder of record or beneficial owner of common stock proposing such a nomination must be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to notice of and to vote at the meeting of stockholders and comply with the applicable notice procedures set forth in the Company’s Amended and Restated By-Laws, including setting forth the following in the written notice: (i) the name and address of the stockholder; (ii) the number of shares of capital stock of the Company owned beneficially and of record by the stockholder; (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among the stockholder, any of its affiliates or associates, each nominee and any others acting in concert with any of the foregoing; (iv) a description of any agreement, arrangement or understanding that has been entered into as of the date of the stockholder’s notice by, or on behalf of, the stockholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the stockholder with respect to securities of the Company; (v) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose each nomination; (vi) a representation whether the stockholder intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect each nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of each nomination; (vii) the name, age and business address of each nominee proposed in the notice; (viii) all information concerning the stockholder and each nominee required to be disclosed in proxy solicitations for director elections under the proxy rules of the SEC; and (ix) the written consent of each nominee to serve as a director if so elected.

The Company may require any proposed nominee to furnish such other information as the Company may reasonably require to determine the eligibility of the nominee to serve as a director. The chairman of any annual meeting or special meeting of stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A stockholder’s compliance with these procedures will not require the Company to include information regarding a proposed nominee in the Company’s proxy solicitation materials.

COMPENSATION OF DIRECTORS

Our Director Compensation Policy provides for an annual cash retainer for serving as a non-employee director of the Company, for serving as chair and for serving on committees as follows:

Cash Compensation(1)
Board Member	$100,000
Board Chair	$30,000
Audit Committee Chair	$20,000
Audit Committee Member (Non-Chair)	$12,500
Compensation Committee Chair	$15,000
Compensation Committee Member (Non-Chair)	$10,000
All Other Committee Chairs	$10,000
All Other Committee Members (Non-Chairs)	$7,500

(1)	Assumes service for a full fiscal year; directors who serve for less than the full fiscal year are entitled to receive a pro-rated portion of the applicable payment.

In addition, the Director Compensation Policy provides that our non-employee directors may elect annually to receive all or a portion of their retainer in the form of shares of Lands’ End common stock. Non-employee directors also receive an annual allowance in the amount of $10,000 for the purchase of Lands’ End merchandise, as well as a discount on the purchase of Lands’ End merchandise under a program available to all Lands’ End employees. Upon the approval on a case-by-case basis of the Nominating and Corporate Governance Committee, a non-employee director may participate in health care programs of the Company on a basis no less favorable than senior executives of the Company.

The following table shows information concerning the compensation earned in fiscal year 2019 by non-employee directors who served on the Board during fiscal year 2019.

Name	Fees Earned or Paid in Cash	Stock Awards ($)(a)	Merchandise Allowance	Total(b)
Josephine Linden, Chair	$160,000	—	$10,000	$170,000
Robert Galvin	$103,156	$34,344	$10,000	$147,500
Elizabeth Leykum	$120,000	—	$10,000	$130,000
John T. McClain	$120,000	—	$10,000	$130,000
Maureen Mullen	$60,020	$39,980	$10,000	$110,000
Jignesh Patel	$127,500	—	$10,000	$137,500
Jonah Staw	$107,500	—	$10,000	$117,500

(a)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(b)	The amounts in this column do not include amounts attributable to the discount on Lands’ End merchandise and the incremental cost to the Company of health care coverage, in each case, that are available generally to all Lands’ End salaried employees and non-employee directors.

During fiscal year 2019, Mr. Griffith was an employee of the Company and, as such, did not receive separate or additional compensation for his service as a director. See “Executive Compensation” for information relating to the compensation paid to Mr. Griffith during fiscal year 2019.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 16, 2020 for (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each named executive officer; (3) each of our directors; and (4) all of our executive officers and directors as a group.

Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned
	Number		Percent of Common Stock Outstanding
Robert Galvin	9,494		*
James Gooch	55,618	(2)	*
Peter L. Gray	74,732	(3)	*
Jerome Griffith	482,094	(4)	1.5%
Elizabeth Leykum	12,299		*
Josephine Linden	27,504		*
John T. McClain	6,054		*
Maureen Mullen	3,285		*
Jignesh Patel	12,000		*
Kelly Ritchie	34,696	(5)	*
Jonah Staw	5,660		*
Chieh Tsai	12,161	(6)	*
Directors and executive officers as a group (12 persons)	735,597	(7)	2.2%
Greater than 5% Stockholders:
ESL Investments, Inc. and related entities, as a group(8)	20,488,003	(9)	63.3%
Capital Research Global Investors(10)	2,225,000		6.9%

*	Represents less than 1% of outstanding common stock
(1)	Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Lands’ End, Inc., 1 Lands’ End Lane, Dodgeville, Wisconsin 53595. We have determined beneficial ownership in accordance with the rules of the SEC, which provide that beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 16, 2020, through the exercise of a stock option or vesting of an RSU or any other right. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that all the persons and entities named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own. We have based our calculation of the percentage ownership on 32,381,612 shares of common stock outstanding.
(2)	Includes 15,485 shares that are subject to RSUs that are scheduled to vest within 60 days after March 16, 2020.
(3)	Includes 18,610 shares that are subject to RSUs and 12,254 options, in each case, that are scheduled to vest within 60 days after March 16, 2020, and 24,508 vested stock options.
(4)	Includes 49,954 shares that are subject to RSUs that are scheduled to vest within 60 days after March 16, 2020, and 220,590 vested stock options.
(5)	Includes 9,448 shares that are subject to RSUs that are scheduled to vest within 60 days after March 16, 2020.
(6)	Includes 7,238 shares that are subject to RSUs that are scheduled to vest within 60 days after March 16, 2020.
(7)	Includes 100,735 shares that are subject to RSUs and 12,254 shares that are subject to stock options, in each case, that are scheduled to vest within 60 days after March 16, 2020, and 245,098 vested stock options.

(8)	Beneficial ownership is based on the ESL Investments, Inc. Amendment No. 22 to Schedule 13D reporting ownership as of December 17, 2019 (the “13D Filing”) ESL Investments, Inc. and related entities, as a group, consists of the following: ESL Investments, Inc. (“Investments”); Edward S. Lampert; ESL Partners, L.P. (“Partners”); and RBS Partners, L.P. (“RBS”). RBS is the general partner of, and may be deemed to indirectly beneficially own securities beneficially owned by, Partners. Investments is the general partner of, and may be deemed to indirectly beneficially own securities beneficially owned by, RBS. Mr. Lampert is the Chairman, Chief Executive Officer and Director of, and may be deemed to indirectly beneficially own securities beneficially owned by, Investments. The address of ESL Investments, Inc. and related entities is c/o ESL Investments, Inc. and related entities, as a group, 1170 Kane Concourse, Suite 200, Bay Harbor Islands, Florida 33154.
(9)	Per the 13D Filing, Investments possesses sole voting power and sole dispositive power as to 4,698,363 shares and shared dispositive power as to 15,789,640 shares; Edward S. Lampert possesses sole voting power as to 20,488,003 shares, sole dispositive power as to 4,698,363 shares and shared dispositive power as to 15,789,640 shares; Partners possesses sole voting power and sole dispositive power as to 4,698,363 shares and shared dispositive power as to 15,789,640 shares; RBS possesses sole voting power and sole dispositive power as to 4,698,363 shares and shared dispositive power as to 15,789,640 shares.
(10)	Beneficial ownership is based on the Capital Research Global Investors Amendment No. 6 to Schedule 13G reporting ownership as of December 31, 2019. Capital Research Global Investors disclosed sole voting power and sole dispositive power as to 2,225,000 shares. Capital Research Global Investors disclaims beneficial ownership. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

Under the Company’s Insider Trading Policy, our employees and directors are prohibited from engaging in, among other things, short sale transactions and hedging transactions with respect to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and private exchange funds. Our employees and directors also are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Stock Ownership Guidelines

As equity compensation is becoming an increasingly important part of our compensation philosophy, during fiscal year 2018 the Compensation Committee adopted stock ownership guidelines to ensure our senior executives accumulate and hold a meaningful level of Lands’ End stock, in order to establish commonality of interest with shareholders and to be aligned with best governance practices. The guidelines became effective July 31, 2018. The guidelines provide for the Chief Executive Officer to hold an amount of stock equal in value to four times base salary, Executive Vice Presidents to hold an amount of stock equal in value to two times base salary, and Senior Vice Presidents to hold an amount of stock equal in value to one times base salary. There is no prescribed time frame by which to accumulate the stock, however, until the guideline is met, executives are required to retain 50% of net after tax shares realized upon the vesting of equity awards. Directly and indirectly beneficially owned shares are counted toward meeting the requirement. Any unvested or unearned restricted stock units and unexercised stock options are not counted toward meeting the requirement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary

This Compensation Discussion and Analysis provides information to assist you in understanding the fiscal year 2019 compensation of the executive officers identified in the Summary Compensation Table, whom we refer to as our “named executive officers.” Our named executive officers are:

•	Jerome Griffith, Chief Executive Officer and President

•	James Gooch, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer

•	Peter L. Gray, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

•	Chieh Tsai, Chief Product Officer

•	Kelly Ritchie, Senior Vice President, Employee Services

Executive Compensation Philosophy and Objectives

The Compensation Committee believes that the Company’s long-term success is directly related to its ability to attract, motivate and retain highly talented executives who are committed to our mission, results and cultural beliefs. The Compensation Committee has developed a compensation philosophy for our senior executives designed to pay-for-performance. Accordingly, the total compensation packages provided to our named executive officers generally include both annual and long-term incentive opportunities that are linked to performance measures or are otherwise “at risk” due to market fluctuations and potential for forfeiture. For fiscal year 2019, 69%, on average, of our named executive officers’ target compensation was considered at-risk based on financial performance measures or the possibility of forfeiture.

Our compensation packages are designed in large measure to motivate and encourage executives to drive performance and achieve superior results for the Company and its stockholders. They also reflect other important considerations, such as the value of the position in the marketplace, levels of job responsibility, individual performance and the need to attract and retain top executive talent. The Compensation Committee grants equity- based incentives to align management’s and stockholders’ interests. While the Compensation Committee seeks to utilize compensation and benefit arrangements that reflect the pay-for-performance compensation philosophy, it recognizes that from time to time it may be appropriate for the Company to provide additional inducements, such as sign-on awards and other provisions, in order to recruit, retain, and motivate highly qualified executives.

Competitive Pay Practices

The Committee believes that, in order to attract qualified external candidates and retain valuable executives, the Company must offer executive compensation arrangements that include components that are set at levels that candidates would view favorably when considering alternative employment opportunities. In making compensation decisions, the Company takes many factors into account, including competitive considerations; the responsibilities, impact and importance of the individual’s position within the Company; individual performance; the individual’s expected future contributions to the Company; the individual’s historical compensation; the performance of the Company overall; retention risk; tenure in position; internal pay equity; and the effect on our general and administrative expenses. The Committee also takes into account compensation and market data, which data primarily focuses on apparel retail companies and other related industries.

In connection with the actions taken by the Compensation Committee in fiscal year 2019 for the named executive officers, the Compensation Committee reviewed publicly available compensation data of a peer group of companies that was determined with assistance from Frederic W. Cook & Co., Inc. (“F.W. Cook”), the Compensation Committee’s independent compensation consultant, supplemented by survey data, when relevant public data were not available. The Compensation Committee used available information and monitored actions taken by the peer group companies to evaluate market trends and to assess the long-term incentive plan design aspects and overall competitiveness of our executive compensation programs. While the Compensation Committee did not seek to establish any specific element of compensation or total compensation at or within a prescribed range relative to the peer group of companies, it generally considers compensation arrangements to be competitive if they fall within a range of 15% above or below a market median.

In making its fiscal 2019 compensation decisions, the Compensation Committee considered compensation data from the 21 peer companies set forth below (the “2019 Peer Group”), comprised primarily of apparel retail companies and those in related industries. In comparing the relative size of the Company to the peer group median, the Company approximated the median for revenue and market capitalization, slightly above the 25th percentile in operating income, and between the median and 75th percentile in total assets.

2019 Peer Group

American Eagle Outfitters, Inc.	Francesca’s Holdings Corporation
The Buckle, Inc.	G-III Apparel Group, Ltd.
Carter’s, Inc.	RTW Retailwinds, Inc. (f/k/a New York & Company, Inc.)
The Cato Corp.	Oxford Industries, Inc.
Chico’s FAS, Inc.	Perry Ellis International, Inc.
The Children’s Place Retail Stores, Inc.	Shoe Carnival, Inc.
Columbia Sportswear Company	Tailored Brands, Inc.
Deckers Outdoor Corporation	Tilly’s, Inc.
Duluth Holdings, Inc.	Urban Outfitters, Inc.
Express, Inc.	Zumiez Inc.
The Finish Line, Inc.

The Committee reviews the composition of its peer group annually. The Committee believes that limited year-over-year change allows the Company to use a peer group that provides familiar market information and facilitates managing compensation levels and program design on a multi-year basis. Following a peer group review that was undertaken in September 2018, and at the recommendation of F. W. Cook, the 2019 Peer Group remained substantially consistent with the peer group used for fiscal year 2018 (the “2018 Peer Group”), with the addition of one peer company, G-III Apparel Group, Ltd. G-III Apparel Group, Ltd. was added, as it is of comparable size to the Company in terms of relevant financial measures, operates within the retail apparel industry, and its products are considered to be competitive with the Company’s products. The Committee also expanded the peer group in anticipation that two peer companies, The Finish Line, Inc. and Perry Ellis International, Inc., had been or were in the process of being acquired, and would be removed from the peer group in the future.

At our 2019 annual meeting of stockholders, over 99% of the votes cast supported our advisory resolution on the compensation of our executive officers named in the proxy statement for the meeting.

Executive Compensation Program: Key Elements

The key elements of Lands’ End’s compensation program for its executives include base salary, annual cash incentive opportunities, long-term performance-based equity incentive opportunities and long-term time-based equity awards.

Annual Compensation

•	Base Salary—Base salary is the fixed element of each executive’s cash compensation, and provides executives with an appropriate level of financial certainty.

•	Annual Incentive Plan—Lands’ End’s annual incentive program seeks to motivate executives by providing opportunities to earn annual cash awards if annual financial objectives established by the Compensation Committee are achieved.

Long-Term Compensation

•	Long-Term Performance-Based Awards—Lands’ End’s long-term incentive programs are designed to motivate executives to focus on long-term company performance through awards based on multi-year performance periods that reinforce accountability by linking executive compensation to achievement of performance goals. These programs seek to align the goals of Lands’ End executives with Lands’ End’s strategic direction and initiatives, which the Compensation Committee believes will result in increased returns to its stockholders.

•	Long-Term Time-Based Awards—Lands’ End’s long-term incentive programs also include time-based awards of equity that are at risk. The multi-year vesting requirements of time-based awards are designed to promote retention and encourage executive officers to adopt longer-term approaches to Lands’ End’s business. Time-based equity compensation also provides alignment with Lands’ End’s stockholders, as value received will be consistent with return to Lands’ End’s stockholders.

There is no pre-established policy or target for the allocation between annual and long-term incentive compensation. Instead, the Compensation Committee takes a holistic approach to executive compensation and the balance of the compensation elements for each executive individually. For fiscal year 2019, 57%, on average, of our named executive officers’ target compensation was annual in nature, while 43% took the form of long-term incentives.

How Elements Are Used to Achieve Our Compensation Objectives

The Compensation Committee believes that a fair and effective way to motivate executives to produce superior results for stockholders is to increase the proportion of an executive’s total compensation that is performance-based or otherwise at risk, including equity compensation, as the executive’s ability to achieve those results increases. Additionally, the Compensation Committee believes that the value of incentive compensation should depend upon the performance of the Company in a given performance or vesting period. Under Lands’ End’s incentive compensation structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. This approach is designed to provide an incentive to manage Lands’ End for the long term, while minimizing excessive risk taking in the short term.

During fiscal year 2019, the Compensation Committee sought to achieve the objectives of our compensation program for our named executive officers through the grant of annual and long-term incentive awards. The fiscal year 2019 annual incentive awards for the named executive officers offered an opportunity to earn cash compensation based upon the achievement by Lands’ End of an adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) goal for fiscal year 2019. The Compensation Committee also granted long-term time-based equity awards to the named executive officers, as well as the broader group of senior executives, that will vest following the completion of specified employment service periods and, long-term performance-based equity awards, which vest based upon achievement of performance goals for a three-year period.

Awards under the Lands’ End, Inc. Annual Incentive Plan (As Amended and Restated) (“AIP”) and of long- term incentives, are established based on a percentage of base salary. As the participating executive’s base salary is determined, in part, on his or her past performance, an award that is based on a multiple of that base salary also reflects, in part, his or her past performance.

Following the end of a performance period, the Compensation Committee certifies the level of achievement against the applicable financial performance goals established under its annual and long-term performance-based incentive programs. In doing so, the Compensation Committee retains the ability to exercise discretion in relation to the annual and long-term performance-based incentive awards granted to Lands’ End executives; however, any exercise of discretion under the AIP may not result in an increase in the payments under existing awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). With respect to its fiscal year 2019 compensation decisions, the Compensation Committee did not exercise its discretion to adjust performance targets or payout amounts under these incentive programs for any of the named executive officers.

Fiscal Year 2019 Base Salaries

Base salaries are established at levels that generally reflect the past performance, experience, expected future contributions and responsibilities of the executive officer. The importance of the executive officer’s position, external pay data, market competitiveness and internal pay equity also are considered, as well as the extent of any promotions or other change in the executive’s responsibilities. The following table sets forth the base salary which became effective during fiscal year 2019 (on May 25, 2019) for each of the named executive officers, and the prior year base salary.

Name	Fiscal 2019 Base Salary	Fiscal 2018 Base Salary
Jerome Griffith	$1,050,000	$950,000
James Gooch	$695,000	$675,000
Peter L. Gray	$570,000	$553,000
Chieh Tsai	$500,000	$400,000
Kelly Ritchie	$410,000	$406,000

Mr. Griffith’s base salary was increased in fiscal 2019, based on the Compensation Committee’s review of market data, which indicated that his base salary was below the median for the peer group for base salary and total cash compensation, as well as an assessment of his performance. Ms. Tsai’s salary was increased to $500,000 in January 2019, in connection with her promotion to the position of Chief Product Officer and remained unchanged in fiscal 2019. Mr. Gooch’s, Mr. Gray’s, Ms. Ritchie’s and Ms. Tsai’s base salaries were each set based on a combination of factors considered by Mr. Griffith in recommending, and by the Compensation Committee in approving the amounts, including an assessment of individual achievements, contributions to the performance of the Company, and peer group, general industry and survey comparisons. In lieu of a larger base salary increase, Ms. Ritchie received a special bonus of $8,000 acknowledging her contributions to the Company during fiscal 2018.

Fiscal Year 2019 Performance Measures and Goals

Two types of performance-based awards were made to the named executive officers in 2019: awards under the AIP and performance-based restricted stock unit awards.

For the awards made to named executive officers in fiscal year 2019 under the AIP, performance goals based on an adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) measure were approved by the Compensation Committee.

In establishing performance goals for the AIP for fiscal year 2019 (together with the AIP, the “2019 AIP”) and for the performance-based equity awards granted in 2019, the Compensation Committee considered such factors as fiscal year 2018 financial results, overall fiscal year 2019 financial goals, the Company’s competitive position, and market trends, as well as the general state of the economy and the Company’s business.

With respect to the performance-based restricted stock unit awards, performance goals based on an EBITDA measure and revenue were established by the Compensation Committee for the cumulative three-year period from fiscal year 2019 through fiscal year 2021.

Fiscal Year 2019 Annual Incentive Opportunity

For the 2019 AIP, the Compensation Committee approved an adjusted EBITDA performance measure (“2019 AIP EBITDA”) and goals, which accounted for 100% of the annual incentive opportunity for our named executive officers. The 2019 AIP EBITDA measure differs from “Adjusted EBITDA,” which is a key metric reported by the Company. Adjusted EBITDA is used by the Company’s management to measure business performance, in an effort to encourage growth and create increased stockholder value through the efficient use of corporate assets. For purposes of the 2019 AIP, actual Adjusted EBITDA results are subject to further adjustment as detailed below (see Item 6 of the Company’s Annual Report on Form 10-K for a reconciliation of Adjusted EBITDA to Net Income).

To determine 2019 AIP EBITDA performance, the Company first calculates Adjusted EBITDA, computed as operating income appearing on the Company’s statement of operations for the applicable reporting period, adjusted for depreciation, amortization, gains/(losses) on sales of assets and other items the Company determines affect the comparability of financial results from period to period. Then, in determining financial goal achievement relative to the 2019 AIP EBITDA measure, the Compensation Committee is required to adjust either the performance target or actual Adjusted EBITDA results to reflect the following occurrences affecting the Company during the performance period:

•	the effects of currency fluctuations in comparison to plan currency rates;

•	gains or losses from litigation, claim judgments, or regulatory proceedings, including product recalls or legal and insurance settlements that, in each case, individually exceed $500,000;

•	the effect of changes in laws, regulations, or accounting principles, methods or estimates;

•	write down or impairment of assets;

•	the gain or loss from the sale or discontinuance of a business segment, division, or unit, and the planned, unrealized EBITDA for this business segment, division, or unit;

•	results from an unplanned acquired business and costs related to the unplanned acquisition;

•	restructuring and workforce severance costs pursuant to a plan approved by the Board and Chief Executive Officer;

•	the impact of the unplanned termination or loss of store leases; and

•	unusual and infrequently occurring items as defined by accounting principles generally accepted in the United States (GAAP).

Opportunities under the AIP for the participating executives are generally established upon hire and reviewed when the Compensation Committee reviews annual compensation or at the time a compensation package for a participating executive is otherwise approved. The target award opportunity under the 2019 AIP was 100% of base salary for Mr. Griffith, 75% of base salary for Mr. Gooch, Mr. Gray and Ms. Tsai (which for Ms. Tsai represented an increase from 50%, in connection with her promotion in January 2019) and 50% of base salary for Ms. Ritchie, which was based upon the participating executive’s relative level of responsibility and potential to affect Lands’ End overall performance. Threshold, target and maximum levels of 2019 AIP EBITDA were established. The 2019 AIP contemplated increasing levels of payout for performance at higher levels, with 10% payout relating to the threshold level, 100% payout relating to the target level, and 200% payout relating to the maximum level, with a sliding scale for actual performance between levels. If the threshold performance level was not attained, no bonus was to be paid.

The threshold level was set at approximately 25% below target, the target level was set relative to the Company’s internal budget and goals, and the maximum level was set at an approximately 30% overachievement of the target level. A table summarizing the plan design, metric, and performance levels, is set forth below:

Metric	Threshold (10% Payout)	Target (100% Payout)	Maximum (200% Payout)
2019 AIP EBITDA	$60.0 million	$78.2 million	$100.0 million

At the time it set the targets, the Board believed that performance at the target level was attainable, yet challenging, as $78.2 million of 2019 AIP EBITDA represented an approximately 11% increase over fiscal year 2018 Adjusted EBITDA.

For 2019, the Company achieved 2019 AIP EBITDA, calculated in accordance with and applying the adjustments required by the definition of 2019 AIP EBITDA, of $80.1 million, resulting in a payout of 109% of target for each of the named executive officers. Neither the Compensation Committee nor the Board exercised any discretion with respect to the bonus amounts, which are set forth below.

Name	Target Cash Bonus for fiscal year 2019	Actual Bonus Earned for fiscal year 2019

Jerome Griffith	$1,019,231	$1,110,962
James Gooch	$516,635	$563,132
Peter L. Gray	$423,577	$461,699
Chieh Tsai	$375,000	$408,750
Kelly Ritchie	$204,385	$222,779

Fiscal Year 2019 Long-Term Compensation Opportunities

2019 Long-Term Incentive Structure: 2019 PRSU Awards and 2019 RSU Awards

There were two components of the Company’s long-term incentive structure (“LTI”) established for fiscal year 2019: awards of performance-based restricted stock units (“PRSU”) (the “2019 PRSU Awards”) and awards of time-based restricted stock units (“RSU”) (the “2019 RSU Awards”) under the Lands’ End, Inc. Amended and Restated 2017 Stock Plan (the “2017 Stock Plan”).

For fiscal year 2019, the total LTI target award opportunity computed as a percentage of base salary was 220% for Mr. Griffith and 100% for Mr. Gooch, Mr. Gray, Ms. Tsai (which for Ms. Tsai represented an increase from 75%, in connection with her promotion) and Ms. Ritchie, with 50% of each officer’s LTI target opportunity awarded in the form of the 2019 PRSU Awards and 50% of each officer’s LTI target opportunity awarded in the form of the 2019 RSU Awards, based on grant date fair value.

2019 PRSU Awards

The 2019 PRSU Awards are intended to focus the named executive officers on the Company’s long-term performance and align their interests with those of Lands’ End stockholders. Each PRSU represents a contingent right to receive one share of the Company’s common stock upon satisfaction of performance-based vesting conditions for the cumulative period comprised of fiscal years 2019 through 2021, and is subject to continued employment. The 2019 PRSU Awards will vest, if at all, when the Compensation Committee determines whether a requisite level of performance has been achieved. The determination is expected to take place after the conclusion of the third year of the performance period. Each named executive officer may earn a number of PRSUs and be issued the related number of shares, based on the Company’s performance relative to the goals set at the time the award was approved in February 2019. The number of shares for the 2019 PRSU Awards at target level of performance to each of the named executive officers, representing 50% of his or her LTI value on March 25, 2019, the date of the award, was as set forth on the table below:

Name	Number of Shares underlying 2019 PRSU Award at Target Performance (“Target Shares”)
Jerome Griffith	73,426

James Gooch	21,455

Peter L. Gray	17,577

Chieh Tsai	15,893

Kelly Ritchie	12,905

The Compensation Committee determined the performance measures and established threshold, target and maximum goals for each performance measure for the 2019 PRSU Awards. The opportunity to earn the PRSUs under the 2019 PRSU Awards is based on the achievement by the Company of two long-term performance metrics. These metrics are an adjusted EBITDA measure (“2019 PRSU EBITDA”) for the cumulative three-year period, weighted 75% and a Revenue measure for the cumulative three-year period, fiscal 2019 through fiscal 2021, weighted 25%. All performance goals were established at the beginning of the performance period.

The definition of 2019 PRSU EBITDA is the same as the definition of 2019 AIP EBITDA (as indicated above). Revenue for the purposes of the 2019 PRSU Awards, is revenue, as determined by GAAP. Under the 2019 PRSU Awards, a threshold level of performance for a goal will generate a payout at 50% of the Target Shares, a target level of performance will generate a payout at 100% of the Target Shares and a maximum level of performance will result in a payout at 200% of the Target Shares. The payout percentage between each of threshold and target payout and between target and maximum payout is based on straight-line (linear) interpolations. Each metric is considered independently, and payout for that metric will be weighted according to the weighting associated with the metric. A table summarizing the plan design for the 2019 PRSU Awards is set forth below:

Metric	Weighting	Payout at Threshold	Payout at Target	Payout at Maximum
2019 PRSU EBITDA	75%	50%	100%	200%

Revenue	25%	50%	100%	200%

Since the levels of achievement for the metrics are based on a three-year cumulative amount, fiscal 2019 performance, alone, did not trigger any achievement. The Compensation Committee and management believes that the Company’s results for fiscal 2019 are in line with the three-year target level of performance and the Company is accruing for these awards at the target level of performance in its financial statements.

2019 RSU Awards

The 2019 RSU Awards are intended to focus the named executive officers on the Company’s long-term performance and align their interests with those of Lands’ End stockholders. Each RSU represents a contingent right to receive one share of the Company’s common stock upon satisfaction of the vesting conditions. The 2019 RSU Awards will vest, subject to satisfaction of vesting conditions, including continued employment, on the first, second and third anniversaries of the grant date (with respect to 25%, 25% and 50% of the RSUs), which was March 25, 2019.

The number of shares for the 2019 RSU Awards made to each of the named executive officers, representing 50% of his or her LTI value on March 25, 2019, was as set forth on the table below:

Name	Number of Shares underlying 2019 RSU Award
Jerome Griffith	73,426

James Gooch	21,455

Peter L. Gray	17,577

Chieh Tsai	15,893

Kelly Ritchie	12,905

Prior Performance-Based Awards Providing Fiscal Year 2019 Compensation and Compensation Opportunities

2017 LTIP

Awards under the Company’s Long-Term Incentive Program, as it related to fiscal year 2017 (the “2017 LTIP”) represent the right to receive cash or, at the discretion of the Compensation Committee, shares of the Company’s common stock in lieu of cash, or a combination of cash and shares, upon the achievement of certain performance goals for each year in a three-year period and for the cumulative period. The performance period for the 2017 LTIP was fiscal years 2017 through 2019. The Compensation Committee determined the performance measure and threshold, target and maximum goals for the performance measure under the 2017 LTIP. Opportunities for participants under the 2017 LTIP were based on an adjusted EBITDA performance measure (“2017 LTIP EBITDA”), with specific independent target opportunities for each fiscal year (with each year representing 25% of the target opportunity) as well as the three-year cumulative period (representing 25% of the target opportunity). The definition of 2017 LTIP EBITDA is substantially similar to the definition of 2019 AIP EBITDA set forth above. All performance goals were established at the beginning of the performance period.

The performance period under the 2017 LTIP concluded at the end of fiscal year 2019. Under the 2017 LTIP, a threshold level of performance would have generated a payout at 10% of the 2017 LTIP target opportunity and a target level of performance would have generated a payout at 100% of the 2017 LTIP target opportunity. The maximum incentive opportunity under the 2017 LTIP was 200% of the participant’s target award amount. The payout percentage between each of threshold and target payout and between target and maximum payout is based on straight-line (linear) interpolations. For 2019, and for the cumulative three-year period of fiscal 2017 through fiscal 2019, the Company achieved 2017 LTIP EBITDA, calculated in accordance with and applying the adjustments required by the definition of 2017 LTIP EBITDA, at $80.1 million and $212.4 million, respectively, resulting in 103% performance relative to the 2019 target and 104% performance relative to the cumulative target. In accordance with the 2017 LTIP, the payout amounts relating to 2019 and the cumulative three-year period, as well as amounts related to 2017 and 2018 performance, which were “banked” as previously disclosed, were paid to active participants in the 2017 LTIP following the conclusion of fiscal 2019.

A table summarizing the plan design and performance levels (in millions), as each was established in fiscal 2017 for each of the one-year performance periods and for the cumulative three-year period, each of which represented 25% of the 2017 LTIP value, with the actual 2017 LTIP EBITDA result (in millions) and related payout percentage is set forth below:

Performance Period	Threshold (10% payout)	Target (100% payout)	Maximum (200% payout)	Result	Payout Percentage
Fiscal 2017	$40.0	$60.0	$90.0	$60.0	100%
Fiscal 2018	$46.0	$69.0	$103.0	$72.3	110%
Fiscal 2019	$54.0	$79.0	$117.0	$80.1	103%
Cumulative three-year period	$140.0	$208.0	$310.0	$212.4	104%

Under the 2017 LTIP, each of the named executive officers received a target level award, denominated in cash. The target awards, and actual payouts to named executive officer, under the 2017 LTIP, were as follows:

Name	Amount of Target 2017 LTIP Award		Payout
Jerome Griffith	$925,641	*	$965,772

James Gooch	$312,500		$325,000

Peter L. Gray	$229,167	*	$239,583

Chieh Tsai	$81,250		$84,500

Kelly Ritchie	$192,000		$199,680

*Target amount reflect proration since Mr. Griffith and Mr. Gray joined the Company, respectively, in March 2017 and May 2017, after commencement of the first year of the performance period in February 2017.

2018 PRSU Awards

In fiscal 2018, the Company’s Long-Term Incentives included performance-based restricted stock unit awards (“2018 PRSU Awards”). Each PRSU represents a contingent right to receive one share of the Company’s common stock upon satisfaction of performance-based vesting conditions for the cumulative period comprised of fiscal years 2018 through 2020, and is subject to continued employment. The 2018 PRSU Awards will vest, if at all, when the Compensation Committee determines whether a requisite level of performance has been achieved. The determination is expected to take place after the conclusion of the third year of the performance period. Each named executive officer may earn a number of PRSUs and be issued the related number of shares, based on the Company’s performance relative to the goals set at the time the award was approved in February 2018. The number of shares for the 2018 PRSU Awards at target level of performance for each of the named executive officers is as set forth on the table below:

Name	Number of Shares underlying 2018 PRSU Award at Target Performance (“Target Shares”)
Jerome Griffith	47,716

James Gooch	14,611

Peter L. Gray	11,415

Chieh Tsai	6,335

Kelly Ritchie	8,995

The Compensation Committee determined the performance measures and established threshold, target and maximum goals for each performance measure for the 2018 PRSU Awards. The opportunity to earn the PRSUs under the 2018 PRSU Awards is based on the achievement by the Company of two long-term performance metrics. These metrics are an adjusted EBITDA measure (“2018 PRSU EBITDA”) for the cumulative three-year period, weighted 75% and a Revenue measure for the cumulative three-year period, fiscal 2018 through fiscal 2020, weighted 25%. All performance goals were established at the beginning of the performance period.

The definition of 2018 PRSU EBITDA is the same as the definition of 2019 AIP EBITDA (as indicated above). Revenue for the purposes of the 2018 PRSU Awards, is revenue, as determined by GAAP. Under the 2018 PRSU Awards, a threshold level of performance for a goal will generate a payout at 50% of the Target Shares, a target level of performance will generate a payout at 100% of the Target Shares and a maximum level of performance will result in a payout at 200% of the Target Shares. The payout percentage between each of threshold and target payout and between target and maximum payout is based on straight-line (linear) interpolations. Each metric is considered independently, and payout for that metric will be weighted according to the weighting associated with the metric. A table summarizing the plan design for the 2018 PRSU Awards is set forth below:

Metric	Weighting	Payout at Threshold	Payout at Target	Payout at Maximum
2018 PRSU EBITDA	75%	50%	100%	200%

Revenue	25%	50%	100%	200%

Since the levels of achievement for the metrics are based on a three-year cumulative amount, fiscal 2019 performance, alone, did not trigger any achievement. The Compensation Committee and management believes that the Company’s results for fiscal 2018 and fiscal 2019 are in line with the three-year target level of performance established for the 2018 PRSU Awards and the Company is accruing for these awards at the target level of performance in its financial statements.

Other Compensation Elements

New Hire Awards

We provide sign-on, first year minimum, retention and other bonuses where determined necessary or appropriate, such as to attract top executive talent from other companies or reward key executives and in recognition of their expected future contributions to the Company. Executives we recruit often have unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on awards are an effective means of attracting high-performing executives by offering them a way to offset compensation these executives may lose when they leave a former company to join Lands’ End.

Perquisites and Other Personal Benefits

Lands’ End provides its named executive officers with certain limited perquisites and other personal benefits that the Compensation Committee deems reasonable and consistent with Lands’ End’s overall compensation program or necessary to achieve certain executive hire and retention objectives. For fiscal year 2019, these perquisites included the opportunity for each named executive officer to receive an annual physical examination at the Company’s expense, which is intended to promote proactive management of executive health, and the opportunity to receive the same discounts on Lands’ End merchandise that are extended to all Lands’ End employees.

Retirement Plan

The Lands’ End, Inc. Retirement Plan allows participants to contribute towards retirement (including catch-up contributions) on a pre-tax basis, subject to Internal Revenue Service annual contribution limits. The plan allows Roth-after-tax contributions as well as pre-tax contributions of up to 75% of eligible compensation (or the limit determined by the Internal Revenue Service). Lands’ End also makes matching contributions to the plan in an amount equal to 50% of the participant’s first 6% of contributions starting the quarter following one year of service by the participant.

Severance Benefits

We provide severance benefits to our named executive officers pursuant to executive severance agreements each has entered into with Lands’ End. The executive severance agreements help us attract and retain executives in a talent marketplace where severance provisions are commonly offered, while protecting the Company’s interests through post-employment non-disclosure, non-solicitation and non-competition restrictions. Under the executive severance agreements, subject to the executive’s execution of a release of claims against the Company and its affiliates, severance benefits are provided for involuntary termination by Lands’ End without “Cause” (as defined in each executive’s agreement) or termination by the executive officer for “Good Reason” (as defined in each executive’s agreement). See “—Potential Payments upon Termination of Employment” below for additional details on the terms, conditions and benefits received under a qualifying termination under the executive severance agreements.

Awards under an annual or a long-term incentive program are payable in the event of a termination of employment as a result of death or disability during a performance period if certain conditions are met. See “—Potential Payments upon Termination of Employment” below for additional information.

Under the Lands’ End, Inc. 2014 Stock Plan (As Amended and Restated) (the “2014 Stock Plan”) and the 2017 Stock Plan (together, the “Stock Plans”), following a Change in Control (as defined in the Stock Plans) involving the Company, any non-vested portion of a participant’s award will fully vest in the event that either (1) the surviving, continuing, successor, or purchasing entity fails to assume or continue the Company’s rights and obligations under such award or fails to provide the participant with a substantially equivalent award, or (2) the participant’s employment is terminated within 18 months following the Change in Control on account of a termination by the Company (or any acquiring entity) for any reason other than Cause or on account of a participant’s resignation for Good Reason (each as defined in the Stock Plans). This type of treatment of equity following a Change in Control is referred to as a “double trigger” change-in-control provision and is intended to provide the participant with reasonable assurance regarding previously awarded compensation in the event of a Change in Control and subsequent termination of employment.

Executive Compensation Recovery Provisions

Lands’ End’s Annual Incentive Plan, the 2014 Stock Plan and the 2017 Stock Plan contain executive compensation recovery provisions. The relevant provisions provide that Lands’ End may seek reimbursement from participating executives if Lands’ End’s financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to certain named executive officers in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. However, the U.S. Tax Cuts and Jobs Act of 2017 (the “TCJA”) eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that the Compensation Committee structured in 2017 with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our named executive officers generally is not deductible. While the TCJA limits the deductibility of compensation paid to the named executive officers, such limitations will not have a material impact on the Company’s executive compensation program. Our Compensation Committee may, among other things, determine that failing to meet its objectives to attract, retain, and motivate senior executives creates more risk for the Company than the financial impact of losing the tax deduction. Our Compensation Committee will continue to structure our compensation program in the best long-term interests of our shareholders, with deductibility of compensation being one of a variety of considerations taken into account.

Compensation Committee Role in Executive Compensation Decisions

The Compensation Committee is appointed by the Board to fulfill the Board’s responsibilities relating to the compensation of our Chief Executive Officer and our other senior executives. The Compensation Committee has overall responsibility for approving and evaluating all compensation plans and our policies and programs as they affect the Company’s senior executives. For additional information regarding the role of our Compensation Committee, see “Corporate Governance—Committees of the Board—Compensation Committee.” In fulfilling its responsibilities, the Compensation Committee may retain compensation consultants to assist in structuring and evaluating executive compensation. The Compensation Committee has the sole authority to retain and terminate all compensation consultants and has the sole authority to approve the consultant’s fees and the terms and conditions of the consultant’s retention. The Compensation Committee also has authority to obtain advice and assistance from internal and external legal, accounting, and other advisors.

Role of Consultants, Advisors, and Management in Executive Compensation Decisions

The Compensation Committee has retained F.W. Cook as its independent compensation consultant. F.W. Cook reports directly to the Compensation Committee and the Compensation Committee has the sole authority to retain or dismiss the consultant.

F.W. Cook is expected to assist the Compensation Committee and work on its behalf on matters related to the Compensation Committee’s purposes and responsibilities as set forth in the Compensation Committee charter. F.W. Cook periodically advises the Compensation Committee as to trends in executive compensation and also provides specialized studies or advice as requested with respect to executive compensation issues. In fiscal year 2019, F.W. Cook conducted a competitive compensation review of our senior executives, conducted a review of the Company’s peer group, provided an update of compensation trends and regulatory developments, analyzed the Company’s use of various compensation elements, provided assistance with the review and design of the Company’s incentive compensation programs and assisted in the preparation of the Company’s public filings with regard to executive compensation. Representatives of F.W. Cook attend Compensation Committee meetings in person or by telephone as requested, and during fiscal year 2019, regularly attended Compensation Committee meetings.

The Compensation Committee assessed the independence of F.W. Cook, including reviewing information received from F.W. Cook that addressed factors relevant to SEC and the Nasdaq Stock Market listing rules regarding conflicts of interest and independence and considers F.W. Cook to be independent under the applicable standards.

The Compensation Committee also received advice and considered the recommendations of Mr. Griffith in fiscal year 2019 regarding the forms and the amounts of compensation for the Company’s employees, including the other named executive officers, and of Mr. Griffith, Mr. Gooch, Mr. Gray and Ms. Ritchie, regarding our compensation programs generally. No member of management was present during any Compensation Committee deliberations or voting with respect to his or her specific compensation.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management of the Company. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and in this Proxy Statement.

Compensation Committee

Robert Galvin, Chair

Elizabeth Leykum

Josephine Linden

Compensation Committee Interlocks and Insider Participation

During fiscal year 2019, none of the members of the Compensation Committee was or is a current or former officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee (or other board committee performing equivalent functions) or on the board of directors of any company that employed or employs any member of the Compensation Committee. In addition, no executive officer of the Company served or serves on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any company one of whose executive officers serves on our Board.

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to each person who served as principal executive officer or principal financial officer of the Company during fiscal year 2019, our three other most highly compensated executive officers for fiscal year 2019 who were executive officers at the end of the fiscal year (collectively, the “named executive officers”). Total compensation for the 2018 and 2017 fiscal years is provided only if such person was a named executive officer in either of those years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(a)(b)	Option Awards(a)	Non-Equity Incentive Plan Compensation(c)	All Other Compensation(d)	Total

Jerome Griffith	2019	$1,019,231	—	$2,309,982	—	$2,076,734	$8,631	$5,414,578
Chief Executive Officer and President	2018	$950,000	—	$2,089,961	—	$1,054,500	$13,122	$4,107,583
	2017	$876,923	—	$3,079,400	$2,497,062	$657,692	$84,165	$7,195,242

James Gooch	2019	$688,846	—	$674,974	—	$888,132	$8,423	$2,260,375
Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer	2018	$664,231	—	$639,962	—	$552,972	$8,290	$1,865,455
	2017	$647,404	$331,935	$412,502	—	$364,165	$84,243	$1,840,249

Peter L. Gray	2019	$564,769	—	$552,972	—	$701,282	$8,439	$1,827,462
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	2018	$548,385	—	$499,977	—	$456,530	$9,526	$1,514,418
	2017	$375,000	$100,000	$750,002	$499,973	$210,938	$19,414	$1,955,327

Chieh Tsai	2019	$500,000	—	$499,994	—	$493,250	$8,631	$1,501,875
Chief Product Officer	2018	$398,462	—	$277,473	—	$221,146	$8,319	$905,400

Kelly Ritchie	2019	$408,769	$8,000	$405,991	—	$422,459	$11,109	$1,256,328
Senior Vice President, Employee Services	2018	$402,308	—	$393,981	—	$223,281	$10,958	$1,030,528
	2017	$398,308	—	$191,993	—	$149,365	$10,803	$750,469

(a)	The amounts shown in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of the equity awards, computed in accordance with ASC 718, and not the actual amounts that might be paid to or realized by the named executed officers. ASC 718 fair value amount as of the grant date for restricted stock units and stock options generally is spread over the number of months of service required for the grant to vest. The vesting of option awards and for restricted stock units is discussed in the footnotes to the “Grants of Plan-Based Awards for Fiscal 2019” and “Outstanding Equity Awards at 2019 Fiscal Year End” tables below.
(b)	For fiscal year 2019, 50% of the award was in the form of time-based restricted stock units and 50% was in the form of performance-based restricted stock units. The fair value of the time-based restricted stock unit awards and the performance-based restricted stock unit awards is based on the closing price of our common stock on the grant date (March 25, 2019). For the performance-based restricted stock unit awards, fair value is calculated at the target share payout level as of the grant date. For the 2019 performance-based restricted stock unit awards, the maximum grant date potential values are as follows: Griffith, $2,309,982; Gooch, $674,974; Gray, $552,972; Tsai, $499,994; and Ritchie, $405,991.
(c)	Fiscal 2019 amounts represent incentive payment earned pursuant to (i) the Company’s Annual Incentive Plan in the following amounts: Mr. Griffith, $1,110,962; Mr. Gooch, $563,132; Mr. Gray, $461,699; Ms. Tsai, $408,750; and Ms. Ritchie, $222,779, and (ii) the Company’s 2017 LTIP in the following amounts: Mr. Griffith, $965,772; Mr. Gooch, $325,000; Mr. Gray, $239,583; Ms. Tsai, $84,500; and Ms. Ritchie, $199,680.
(d)	Fiscal year 2019 amounts represent in their entirety 401(k) match, other than Ms. Ritchie’s amount, which consists of $8,409 in 401(k) match and $2,700 for executive physical examination benefit.

Grants of Plan-Based Awards

The following table sets forth the awards granted to our named executive officers in fiscal year 2019 under the Company’s incentive plans.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts under Equity- Incentive Plan Awards (#)(d)
Name	Plan or Award	Grant Date for Equity- Based Award	Approval Date for Equity- Based Award	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#)(e)	Grant Date Fair Value of Stock and Options Awards ($)(f)

Jerome Griffith	(a)			$101,923	$1,019,231	$2,038,462
	(b)	3/25/2019	2/21/2019				36,713	73,426	146,852		$1,154,991
	(c)	3/25/2019	2/21/2019							73,426	$1,154,991

James Gooch	(a)			$51,663	$516,635	$1,033,269
	(b)	3/25/2019	2/20/2019				10,728	21,455	42,910		$337,487
	(c)	3/25/2019	2/20/2019							21,455	$337,487

Peter L. Gray	(a)			$42,358	$423,577	$847,154
	(b)	3/25/2019	2/20/2019				8,789	17,577	35,154		$276,486
	(c)	3/25/2019	2/20/2019							17,577	$276,486

Chieh Tsai	(a)			$37,500	$375,000	$750,000
	(b)	3/25/2019	2/20/2019				7,947	15,893	31,786		$249,997
	(c)	3/25/2019	2/20/2019							15,893	$249,997

Kelly Ritchie	(a)			$20,438	$204,385	$408,769
	(b)	3/25/2019	2/20/2019				6,453	12,905	25,810		$202,996
	(c)	3/25/2019	2/20/2019							12,905	$202,996

(a)	Awards under the Company’s Annual Incentive Plan. Actual cash amounts earned under the plan are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(b)	Awards of performance-based restricted stock units under the Lands’ End, Inc. Amended and Restated 2017 Stock Incentive Plan.

(c)	Awards of time-based restricted stock units under the Lands’ End, Inc. Amended and Restated 2017 Stock Incentive Plan.
(d)	The amounts shown reflect number of restricted stock units which may vest following the conclusion of the three-year performance period of fiscal years 2019, 2020 and 2021, based on the satisfaction of cumulative performance criteria established by the Compensation Committee and continued employment though the performance period and on the payment date. The threshold achievement represents 50% of target, and maximum achievement represents 200% of target. Performance below the threshold level results in the restricted stock units expiring with no vesting. The restricted stock units may also vest, to a certain extent, under certain circumstances. See “Potential Payments Upon Termination of Employment” below. See “Compensation Discussion and Analysis” for further discussion of the performance-based restricted stock units and performance criteria.
(e)	The restricted stock units vest as to 25%, 25% and 50% on each of the first, second and third anniversaries of the date of grant, provided that the recipient remains employed by the Company on each such date, and may also vest, to a certain extent, under certain circumstances. See “Potential Payments upon Termination of Employment” below.
(f)	The Grant Date Value of Stock Awards represents the aggregate grant date fair value of the equity awards, computed in accordance with ASC 718, and not the actual amounts that might be paid to or realized by the named executive officers. The grant date fair value for each restricted stock unit is the closing price of the Company’s common stock on the date of grant. For performance-based restricted stock unit awards, target level is used to compute value.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table sets forth information regarding the outstanding equity awards held by the named executive officers as of January 31, 2020, the last trading day of Lands’ End common stock in fiscal year 2019.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)(b)	Market Value of Shares or Units of Stock that have not vested ($)	Equity Incentive Plan awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested ($)

Jerome Griffith	147,060	147,058	$18.10	3/6/2027	58,823	$685,288	47,716	(c)	$555,891
					19,669	$229,144	73,426	(d)	$855,413
					35,787	$416,919
					73,426	$855,413

James Gooch	—	—	—		6,470	$75,376	14,611	(c)	$170,218
					10,959	$127,672	21,455	(d)	$249,951
					21,455	$249,951

Peter L. Gray	24,508	24,509	$22.00	5/8/2027	5,682	$66,195	11,415	(c)	$132,985
					11,365	$132,402	17,577	(d)	$204,772
					8,562	$99,747
					17,577	$204,772

Chieh Tsai	—	—	—		1,682	$19,595	6,335	(c)	$73,803
					4,752	$55,361	15,893	(d)	$185,153
					15,893	$185,153

Kelly Ritchie	—	—	—		3,974	$46,297	8,995	(c)	$104,792
					6,747	$78,603	12,905	(d)	$150,343
					12,905	$150,343

(a)	These time-based stock options vest as follows: Mr. Griffith’s stock option vests as to approximately 73,529 shares on each of March 6, 2020 and March 6, 2021; and Mr. Gray’s stock option vest as to approximately 12,254 shares on each of May 8, 2020 and May 8, 2021.
(b)	These time-based RSUs, vest as follows: Mr. Griffith’s RSUs for 58,823 vest as to approximately 29,412 shares on each of March 6, 2020 and March 6, 2021; Mr. Griffith’s RSUs for 19,669 shares vest on May 1, 2020; Mr. Griffith’s RSUs for 35,787 vest as to 11,929 shares on March 26, 2020, and as to 23,858 shares on March 26, 2021; Mr. Griffith’s RSUs for 73,426 shares vest as to 18,356 shares on each of March 25, 2020 and March 25, 2021, and as to 36,714 shares on March 25, 2022.; Mr. Gooch’s RSUs for 6,470 shares vest on May 1, 2020; Mr. Gooch’s RSUs for 10,959 vest as to 3,652 shares on March 26, 2020, and as to 7,307 shares on March 26, 2021; Mr. Gooch’s RSUs for 21,455 shares vest as to 5,363 shares on each of March 25, 2020 and March 25, 2021, and as to 10,729 shares on March 25, 2022; Mr. Gray’s RSUs for 5,682 shares vest May 1, 2020; Mr. Gray’s RSUs for 11,365 shares vest as to 5,681 shares on May 8, 2020, and as to 5,684 shares on May 8, 2021; Mr. Gray’s RSUs for 8,562 shares vest as to 2,853 shares on March 26, 2020, and as to 5,709 shares on March 26, 2021; Mr. Gray’s RSUs for 17,577 shares vest as to 4,394 shares on each of March 25, 2020 and March 25, 2021, and as to 8,789 shares on March 25, 2022; Ms. Tsai’s RSUs for 1,682 shares vest on May 1, 2020; Ms. Tsai’s RSUs for 4,752 shares vest as to 1,583 shares on March 26, 2020, and as to 3,169 shares on March 26, 2021; Ms. Tsai’s RSUs for 15,893 shares vest as to 3,973 shares on each of March 25, 2020 and March 25, 2021, and as to 7,947 shares on March 25, 2022; Ms. Ritchie’s RSUs for 3,974 shares vest on May 1, 2020; Ms. Ritchie’s RSUs for 6,747 shares vest as to 2,248 shares on March 26, 2020, and as to 4,499 shares on March 26, 2021; and Ms. Ritchie’s RSUs for 12,905 shares vest as to 3,226 shares on each of March 25, 2020 and March 25, 2021, and as to 6,453 shares on March 25, 2022.
(c)	These performance-based RSUs (shown at target level of performance) vest based on achievement of fiscal year 2018 through fiscal year 2020 cumulative performance goals.
(d)	These performance-based RSUs (shown at target level of performance) vest based on achievement of fiscal year 2019 through fiscal year 2021 cumulative performance goals.

Option Exercises and Stock Vested

None of our named executive officers exercised any Lands’ End stock options during fiscal year 2019. The following table provides information for each of our named executive officers regarding vesting of RSU awards during fiscal year 2019.

	Number of Shares	Value Realized on
Name	Acquired on Vesting (#)(a)	Vesting ($)(b)
Jerome Griffith	51,175	$861,349
James Gooch	21,237	$327,026
Peter L. Gray	11,375	$187,595
Chieh Tsai	4,516	$74,920
Kelly Ritchie	8,150	$135,985

(a)	The numbers shown include RSUs withheld by the Company to satisfy tax obligations associated with vesting.
(b)	Represents the fair market value of the shares of stock on the vesting date.

Employment Arrangements

Certain components of the compensation paid to our named executive officers reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table are based on our named executive officers’ employment letters or arrangements that provide for their employment with Lands’ End. Set forth below are summary descriptions of the key terms of compensation for each named executive officer that impacted their compensation in fiscal year 2019. For a discussion of the severance payments and other benefits payable in connection with a qualifying termination of employment under each named executive officer’s executive severance agreement, see “ —Potential Payments upon Termination of Employment” below.

Jerome Griffith

Mr. Griffith’s employment letter provides Mr. Griffith with, among other things, the following: (1) a minimum annual base salary of $950,000; (2) a target bonus opportunity under the AIP equal to 100% of his annual base salary; (3) a target long-term incentive opportunity equal to at least 200% of his annual base salary;

(4) an inducement sign-on grant of 117,647 RSUs (the “sign-on RSUs”) and an inducement sign-on grant of options to purchase 294,118 shares of our common stock (the “sign-on stock options”) with an exercise price equal to $18.10, the fair market value of a share of Company common stock on the grant date, March 6, 2017; in each case which will vest 25% per year on each of the first four anniversaries of Mr. Griffith’s start date, subject to his continued employment, provided that on his earlier termination by the Company without “cause” (as defined in his executive severance agreement), his resignation with “Good Reason” (as defined in his executive severance agreement), his death or “Disability” (as defined in his executive severance agreement), 50% of any then unvested sign-on RSUs will vest (and if Mr. Griffith experiences a qualifying termination after the third anniversary of the grant date, the final tranche of sign-on RSUs will vest in full) and 100% of any unvested sign-on stock options will vest; (5) temporary corporate housing in the Madison, Wisconsin area prior to relocation; and (6) relocation benefits pursuant to the Company’s standard relocation policy, as he obtained permanent housing in Madison, Wisconsin. In fiscal year 2018, the Company increased Mr. Griffith’s long-term incentive opportunity at 220% of his annual base salary.

James Gooch

Mr. Gooch’s employment letter, as amended, provides Mr. Gooch with the following compensation: (1) a minimum annual base salary of $625,000; (2) a target bonus opportunity under the AIP equal to 75% of his annual base salary; (3) a target long-term incentive opportunity equal to at least 100% of his annual base salary; (4) a cash sign-on bonus of $350,000, which was paid in two installments of $175,000 on January 27, 2016, and January 27, 2017; (5) a sign-on grant of time-based RSUs; (6) performance-based RSUs, the vesting of which was subject to achievement of performance goals over fiscal years 2016 and 2017, which were not achieved; and (7) through August 31, 2017, (a) payment of, or reimbursement for, the costs of commuting between Mr. Gooch’s primary state of residence and Lands’ End headquarters, and (b) temporary corporate housing in the Dodgeville/Madison, Wisconsin area; in each case, provided on a tax grossed-up basis. Mr. Gooch’s primary workplace location is Dodgeville, Wisconsin and he is eligible to receive relocation benefits pursuant to the Company’s relocation policy.

In connection with his service as Co-Interim Chief Executive Officer from September 23, 2016 to March 6, 2017, Mr. Gooch received (1) a monthly cash service bonus in the amount of $15,000; and (2) a grant of RSUs with an aggregate grant date fair market value equal to $150,000, of which 50% vested on December 19, 2017 and 50% vested on December 19, 2018.

Peter L. Gray

Mr. Gray’s employment letter provides Mr. Gray with the following: (1) an annual base salary of $500,000;

(2) a target bonus opportunity under the AIP equal to 75% of his annual base salary; (3) a target long-term incentive opportunity equal to 100% of his annual base salary; (4) a sign-on grant of RSUs with a grant date value equal to $500,000 (the “sign-on RSUs”) and a sign-on grant of options to purchase shares of our common stock with a grant date value equal to $500,000 (the “sign-on stock options”) with an exercise price equal to $22.00, the fair market value of a share of Company common stock on the grant date, May 8, 2017; in each case which will vest 25% per year on each of the first four anniversaries of Mr. Gray’s start date, subject to his continued employment, provided that on his earlier termination by the Company without “cause” (as defined in his executive severance agreement), his resignation with “Good Reason” (as defined in his executive severance agreement), his death or “Disability” (as defined in his executive severance agreement), 50% of any then unvested sign-on RSUs will vest (and if Mr. Gray experiences a qualifying termination after the third anniversary of the grant date, the final tranche of sign-on RSUs will vest in full) and 100% of any unvested sign-on stock options will vest; (5) a sign-on cash bonus of $100,000 and (6) reimbursement of commuting expenses between his permanent residence and Wisconsin, which arrangement ceased at the conclusion of fiscal year 2017.

Chieh Tsai

Ms. Tsai was promoted to her current role as Chief Product Officer of the Company on January 7, 2019.

Ms. Tsai’s annual base salary as Chief Product Officer is $500,000. She is eligible for an AIP target award of 75% of her base salary and a long-term incentive opportunity of 100% of her base salary.

Kelly Ritchie

Ms. Ritchie serves as Senior Vice President, Employee Services of the Company with an annual base salary of $410,000. She is eligible for an AIP target award of 50% of her base salary and a long-term incentive opportunity of 100% of her base salary.

Potential Payments upon Termination of Employment

As described under “—Compensation Discussion and Analysis—Other Compensation Elements— Severance Benefits” above, the Company is party to severance agreements with each of the named executive officers. The amounts shown under “—Summary Table of Potential Payments upon Termination of Employment” below assume that each named executive officer was terminated effective as of January 31, 2020, the last business day of fiscal year 2019. The actual amounts that would be paid to the executives can only be determined at the time of such executive’s separation from Lands’ End. The following is a discussion of the potential compensation and benefits that the named executive officers would be entitled to upon termination of employment.

Good Reason:

A termination by the executive officer is for “Good Reason” generally if it results from (1) a reduction of more than 10% in the sum of the executive officer’s annual base salary and target AIP award from those in effect as of the date of the severance agreement; (2) an executive officer’s mandatory relocation to an office more than 50 miles from the primary location at which the executive officer is required to perform his or her duties; or (3) any action or inaction that constitutes a material breach under the severance agreement (or employment letter for Mr. Gooch), including the failure of a successor company to assume or fulfill the obligations under the severance agreement (or employment letter for Mr. Gooch). For Mr. Gooch, a termination by him also is for Good Reason if it results from Mr. Gooch no longer directly reporting to the Company’s principal executive officer. Under Mr. Griffith and Mr. Gray’s agreements, material diminution in their duties also constitutes a Good Reason, and under Mr. Griffith’s agreement, a Good Reason further includes (i) no longer being the principal executive officer of the Company and (ii) if at any time that ESL Investments, Inc. and its affiliate entities beneficially own more than twenty percent (20%) of the Company’s shares entitled to vote for directors, and they, in whole or in part, vote against Mr. Griffith’s reelection to the Board while he is serving as the Chief Executive Officer of the Company.

Cause:

“Cause” generally is defined as (1) a material breach by the executive officer, other than due to incapacity due to a disability, of the executive officer’s duties and responsibilities which breach is demonstrably willful and deliberate on the executive officer’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company (or its affiliates) and such breach is not remedied by the executive officer in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) the commission by the executive officer of a felony (in certain cases defined as a felony involving moral turpitude); or (3) dishonesty or willful misconduct in connection with the executive officer’s employment.

Severance Benefits upon Termination without Cause or for Good Reason

Subject to his or her execution of a release of claims against the Company and its affiliates, if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, the executive will be entitled to receive, subject to the terms of the applicable agreement, 12 months of base salary at the rate in effect as of the date of termination, other than for Mr. Griffith, who is entitled to a payment equal to two times the sum of his base salary plus Annual Bonus (as defined in his Executive Severance Agreement), paid in installments over 24 months, and Mr. Gray who is entitled to a payment equal to his base salary plus Annual Bonus over 12 months. In the event the termination occurs in contemplation of or within two years after a Change in Control of the Company (as defined in the Executive Severance Agreement) Mr. Griffith’s severance payment is increased to two and one half times the sum of his base salary plus Average Bonus (as defined in the Executive Severance Agreement), paid in installments over 30 months, and Mr. Gray is entitled to receive an amount equal to two times his base salary plus Average Bonus over a period of 24 months.

The executives are entitled to receive continuation of the active medical and dental coverage that the named executive officer was eligible to participate in prior to the end of employment during the salary continuation period, provided that if the executive becomes eligible to participate in another medical or dental benefit plan through another employer or spousal plan during such period, the executive will be required to pay the full premium applicable to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

The executives also are entitled to reasonable outplacement services, mutually agreed to by the Company and the named executive officer, for a period of up to 12 months or until subsequent employment is obtained, whichever occurs first.

All named executive officers are entitled to a lump sum payment of unused vacation pay benefits granted to the named executive officer prior to his or her termination date.

Other Terms of Severance Agreements

An eligible named executive officer will not be entitled to a severance payment under the severance agreements in the event of termination for Cause or voluntary termination.

Under the severance agreements, the named executive officers agree to, and payments under the agreements are subject to, non-disclosure of confidential information (two years), non-disparagement (two years), non-solicitation (18 months) and non-compete (generally 12 months, where permissible under applicable state law, and subject to waiver by the Company; 24 months in the case of Mr. Griffith) covenants, as well as a release of liability for certain claims against the Company.

The severance agreements do not provide for payments to the participating named executive officers upon termination of employment due to death, disability or retirement. The Company’s incentive programs and/or award agreements thereunder provide for eligibility to receive payments or vesting of awards upon the death or disability of named executive officers (and in certain cases, upon termination of employment by the Company without Cause or by the executive for Good Reason) as provided below.

Named executive officers are not entitled to any “golden parachute” excise tax gross-up payments under any plan or agreement with the Company.

Payments Pursuant to Incentive Compensation Programs

As described under “—Compensation, Discussion and Analysis” above, the Company provides annual and long-term incentive awards to our named executive officers. Payments under these programs for termination of employment are treated as described below.

Annual Incentive Plan. Generally, if a participant in the AIP voluntarily terminates employment (for any reason other than disability) or is involuntarily terminated for any reason (other than death) prior to the payment date for an AIP award, he or she will forfeit his or her AIP award. In the event of death or disability, the named executive officer will be entitled to a pro rata payment through the termination date if the financial criteria under the AIP are satisfied. In the case of each of Mr. Griffith and Mr. Gray, per each individual’s Executive Severance Agreement, in the event his employment is terminated without Cause or he terminates his employment for Good Reason, within the last six months of a fiscal year, he will be entitled to a pro rata bonus that would otherwise be payable under the Company’s AIP for such fiscal year based on actual results from the fiscal year. Under the terms of Mr. Gooch’s employment letter with the Company, any incentive award payable to him with respect to a fiscal year will be paid if his employment is terminated without Cause or he terminated his employment for Good Reason or as a result of his death or disability following the end of the applicable fiscal year and prior to payment under the AIP by the Company.

2017 LTIP. If any named executive officer voluntarily terminated employment (for any reason other than disability) or was involuntary terminated for any reason (other than death), he or she would forfeit his or her awards under the 2017 LTIP, except as prohibited by law. In the event of death or disability, he or she would be entitled to a pro rata payment through the termination date if performance under the 2017 LTIP, as of the termination date, equaled or exceeded the applicable performance targets and the named executive officer was a participant in the 2017 LTIP for at least 12 months of the performance period.

2014 Stock Plan Awards and 2017 Stock Plan Awards. Generally, if any named executive officer voluntarily terminates employment (for any reason other than disability) or is involuntary terminated for any reason (other than death) he or she will forfeit any awards made under the 2014 Stock Plan or the 2017 Stock Plan (referred to together as the “Stock Plans”). Following the 12-month anniversary of the grant date of his or her award, if any named executive officer’s employment is terminated because of (1) death, the unvested portion of his or her award will vest on a pro rata basis through the date of death, payable in cash to his or her estate, or (2) disability, the unvested portion of his or her award will vest on a pro rata basis through the date of termination.

Provisions in Equity Awards. Under the terms of the grant agreements governing Mr. Griffith’s and

Mr. Gray’s sign-on RSUs and sign-on stock options, in the event of termination by the Company without Cause or termination by the executive without Good Reason, or in the case of death or disability, 50% of any then unvested sign-on RSUs will vest (and in the case of a qualifying termination after the third anniversary of the grant date, the final tranche of sign-on RSUs will vest in full) and 100% of any unvested sign-on stock options will vest.

Change in Control Provisions of the Stock Plans. The Stock Plans, which govern the RSU awards discussed above, provide that, except to the extent specified in the applicable award agreement, upon a change in control involving the Company, any non-vested portion of a named executive officer’s award will fully vest in the event that either (1) the surviving, continuing, successor, or purchasing entity fails to assume or continue the Company’s rights and obligations under such award or fails to provide the participant with a substantially equivalent award, or (2) the participant’s employment is terminated within 18 months following the change in control on account of a termination by the Company (or any acquiring entity) for any reason other than Cause or on account of a named executive officer’s resignation for Good Reason.

Potential Payments upon Termination of Employment

The table below summarizes the potential payouts to the named executive officers for the termination events described above. The amounts shown in the following table assumes that the termination of employment occurred on January 31, 2020.  Severance Pay and Bonus Payment amounts reflect rate of pay and bonus percent in effect at January 31, 2020.

	Severance Pay(a)	Bonus Payment(b)	LTIP Payout(c)	Continuation Medical/ Welfare Benefits(d)	Vacation(e)	Outplacement	Accelerated Vesting(f)	Total

Jerome Griffith
Termination for Good Reason	$4,200,000	$1,050,000	—	$23,495	$80,769	$7,800	$342,638	$5,704,702
Termination without Cause	$4,200,000	$1,050,000	—	$23,495	$80,769	$7,800	$342,638	$5,704,702
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	$1,050,000	$965,772	—	—	—	$1,035,033	$3,050,805
Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	$1,050,000	$965,772	—	—	—	$1,035,033	$3,050,805
Termination after Change in Control	$5,250,000	$1,050,000	—	$29,368	$80,769	$7,800	$3,598,068	$10,016,005

James Gooch
Termination for Good Reason	$695,000	$521,250	—	$17,140	$53,462	$7,800	—	$1,294,652
Termination without Cause	$695,000	$521,250	—	$17,140	$53,462	$7,800	—	$1,294,652
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	$521,250	$325,000	—	—	—	$215,921	$1,062,171
Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	$521,250	$325,000	—	—	—	$215,921	$1,062,171
Termination after Change in Control	$695,000	—	—	$17,140	$53,462	$7,800	$873,168	$1,646,570

Peter L. Gray
Termination for Good Reason	$997,500	$427,500	—	$17,140	$43,846	$7,800	$66,195	$1,559,981
Termination without Cause	$997,500	$427,500	—	$17,140	$43,846	$7,800	$66,195	$1,559,981
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	$427,500	$239,583	—	—	—	$240,374	$907,457
Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	$427,500	$239,583	—	—	—	$240,374	$907,457
Termination after Change in Control	$1,995,000	$427,500	—	$34,280	$43,846	$7,800	$849,874	$3,358,300

Chieh Tsai
Termination for Good Reason	$500,000	—	—	$11,003	$38,462	$7,800	—	$557,265
Termination without Cause	$500,000	—	—	$11,003	$38,462	$7,800	—	$557,265
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	$375,000	$84,500	—	—	—	$83,775	$543,275
Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	$375,000	$84,500	—	—	—	$83,775	$543,275
Termination after Change in Control	$500,000	—	—	$11,003	$38,462	$7,800	$519,066	$1,076,331

Kelly Ritchie
Termination for Good Reason	$410,000	—	—	$11,747	$39,423	$7,800	—	$468,970
Termination without Cause	$410,000	—	—	$11,747	$39,423	$7,800	—	$468,970
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—	—
Termination due to Disability	—	$205,000	$199,680	—	—	—	$132,845	$537,525
Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	$205,000	$199,680	—	—	—	$132,845	$537,525
Termination after Change in Control	$410,000	—	—	$11,747	$39,423	$7,800	$530,378	$999,348

(a)	These amounts represent salary continuation and bonus payments (as applicable), without reduction by the amount of fees, salary, wages or any other form of compensation that the officer may earn from a subsequent employer or through self-employment during the salary continuation period, where applicable.
(b)	Represents pro rata bonus, assuming full payment and termination at conclusion of performance period.
(c)	Represents pro rata payout of 2017 LTIP, in accordance with the terms of the Long-Term Incentive Plan, assuming actual performance. Subsequent to January 31, 2020, these amounts were earned and paid.

(d)	These amounts represent the continuation of the health and welfare benefits in which each named executive officer was enrolled on January 31, 2020, assuming that the officer continues to participate in these plans for the duration of the severance period.
(e)	Assumes executive has not used any vacation time during year and represents maximum payout.
(f)	The amounts shown are based on the value of a share of the Company’s common stock of $11.65, the closing price per share on January 31, 2020. The amounts shown as a result of a Termination after Change in Control, assume the named executive officer’s employment was terminated on January 31, 2020 within 18 months following a “Change in Control” (as defined in the Stock Plans) due to termination by the Company (or any acquiring entity) for any reason other than Cause or on account of the officer’s resignation for Good Reason.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (other than our CEO) and the annual total compensation of Jerome Griffith, Chief Executive Officer and President (the “CEO”):

For fiscal year 2019:

•	the median of the annual total compensation of our employees (other than our CEO) was $28,680; and

•	the total annual compensation of the CEO for purposes of determining the CEO pay ratio was $5,414,578.

Based on this information, for fiscal year 2019, the ratio of the annual total compensation of Mr. Griffith to the median of the annual total compensation of all employees was estimated to be 189 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

Though under SEC rules, we may have used the same median employee identified in the last disclosure, we identified the new median employee for fiscal year 2019. We determined that, as of January 31, 2020, our employee population for purposes of determining our median employee consisted of approximately 4,948 individuals globally (4,356 employees in the United States, 248 employees in Germany and 344 employees in the United Kingdom). In determining our employee population as of such date, we excluded less than 5% of our total global workforce (approximately 230 employees, comprised of 217 employees in Japan, 1 employee in Hong Kong and 12 employees in France) from the identification of the “median employee,” as permitted by the de minimis exemption under SEC rules.

Mr. Griffith served his third year as the CEO in fiscal year 2019. His total annual compensation includes his base salary, stock awards, a payment under the 2019 AIP, a payment under the 2017 LTIP, and a 401(k) matching payment.

We selected January 31, 2020, as the date upon which we would identify the “median employee”. We picked January 31, 2020, as the date to identify the median employee because it was within the last three months of our fiscal year and because the disparate impact of seasonal employees would be minimized. To identify the “median employee” from our employee population, we collected all taxable compensation, including base wages, overtime and any other compensation paid during fiscal year 2019. Excluded from the employee population for purposes of determining the median employee were the CEO and employees on a leave of absence on January 31, 2020. We used the currency exchange rate in effect in January 2020 for the United Kingdom and Germany to convert foreign wages to U.S. dollars.

The median employee was a full-time, benefitted employee in the Company’s German office whose total compensation includes base wages, a fiscal year 2019 bonus payment and contribution to the employee’s pension plan.

ITEM 2. ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As described in detail under the heading “—Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, we seek to link a significant portion of the compensation of our named executive officers with the Company’s performance. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term financial goals, while minimizing excessive risk taking in the short term. We believe that our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation programs, including our compensation philosophy and objectives and the compensation of our named executive officers during fiscal year 2019.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory and is not binding on the Company, our Board, or the Compensation Committee of the Board. However, the Board and Compensation Committee value the opinions expressed by our stockholders in their voting on this proposal and will consider the outcome of the voting when making future compensation decisions and policies regarding our named executive officers.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

ITEM 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 3 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending January 29, 2021. Representatives of Deloitte will be present at the Annual Meeting. They will be available to respond to your questions and may make a statement if they so desire.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020

Independent Registered Public Accounting Firm Fees

The following table shows the fees paid or accrued by the Company and its subsidiaries for the audit and other services provided by Deloitte and its affiliates for each of the past two fiscal years.

	Fiscal Year 2019	Fiscal Year 2018
Audit Fees(1)	$1,040,173	$1,115,272
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	—	$456,489
Total	$1,040,173	$1,571,761

(1)	Audit Fees represent fees for professional services provided in connection with the audit of the Company’s consolidated financial statements, review of interim financial statements, statutory audits, and other SEC matters.
(2)	All Other Fees include fees and expenses not related to audit or tax services, consisting of consulting services regarding supply chain initiatives. The fiscal year 2018 amount reflects an adjustment of the amount reported previously.

The Audit Committee must pre-approve all engagements of our independent registered public accounting firm as required by its charter and the rules of the SEC. For each fiscal year, the Audit Committee approves an annual estimate of fees for engagements, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. In addition, the Audit Committee evaluates known potential engagements of the independent registered public accounting firm, including the scope of the proposed work to be performed and the proposed fees, and approves or rejects each service. Management may present additional services for approval at subsequent committee meetings. The Audit Committee has delegated to the Audit Committee Chair the authority to evaluate and approve engagements with related fees of up to $100,000 on behalf of the Audit Committee in the event a need arises for pre-approval between Committee meetings. If the Chair so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting.

All of the audit and other services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates, were pre-approved in accordance with the Audit Committee’s policies and procedures.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s system of internal controls, the presentation and disclosure in the Company’s financial statements, which will be provided to our stockholders and others, and the overall audit process. All members of the Audit Committee meet the criteria for independence applicable to audit committee members under the Nasdaq listing rules. The Audit Committee Charter complies with the Nasdaq listing rules.

Management is responsible for the financial reporting process, including its internal control over financial reporting, and for the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting and expressing opinions on (i) the conformity of the financial statements with GAAP; and (ii) the effectiveness of the internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or guarantee the independent registered public accounting firm’s report. The Audit Committee relies, without independent verification, on the information provided to it, including representations made by management and the independent registered public accounting firm, including its audit report.

The Audit Committee discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board AS 1301, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence. The Audit Committee reviewed and discussed with management and Deloitte the audited financial statements of Lands’ End, Inc. for the fiscal year ended January 31, 2020. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements of Lands’ End, Inc. be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended January 31, 2020.

Audit Committee

John T. McClain, Chair

Robert Galvin

Josephine Linden

Jignesh Patel

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Company’s Audit Committee Charter requires that the Audit Committee review and approve all related-party transactions required to be disclosed pursuant to SEC rules. With respect to each related-party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Between November 2016 and March 2020, the Board maintained a Related Party Relationships Committee, which had the responsibility for reviewing potential related party transactions, material amendments to, or modifications, terminations or extensions of agreements involving related party transactions, and the Company’s guidelines and policies with regard to related party transactions generally. The Related Party Relationships Committee was dissolved in March 2020.

The Board has adopted a written Related Party Transactions Approval Policy that governs the Audit Committee’s practices with respect to related party transactions. In evaluating any related party transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company or its subsidiaries than would be obtained in a comparable arm’s-length transaction and the extent of the related person’s interest in the transaction.

The related party transactions described in this proxy statement have been approved or ratified by the Audit Committee, or during the period of its existence, the Related Party Relationships Committee.

Our Relationship with Sears Holdings and Transform Holdco

On April 4, 2014, Sears Holdings distributed 100% of the outstanding common stock of Lands’ End to its shareholders (the “Separation”). Since the Separation, Lands’ End has operated separately from Sears Holdings as an independent public company. One of our stockholders, ESL Investments, Inc., together with related entities as a group, currently beneficially owns a majority of our outstanding common stock and a majority of Sears Holdings’ outstanding common stock. Accordingly, Sears Holdings is considered a related party both prior to and subsequent to the Separation. On February 11, 2019 Sears Holdings and certain of its subsidiaries entered into an Asset Purchase Agreement with Transform Holdco LLC, an affiliate of ESL Investments, Inc., pursuant to which Transform Holdco LLC agreed to acquire from the Sears Holdings substantially all of the go-forward retail footprint and other assets and component businesses of Sears Holdings as a going concern. We believe that ESL holds a significant portion of the membership interests of Transform Holdco and therefore consider that entity to be a related party as well.

The following is a description of the agreements by and between the Company and Sears Holdings or its subsidiaries (which in some cases have been assigned to or assumed by Transform Holdco), which relate to any transaction over $120,000 that has occurred since February 1, 2019.

Master Lease Agreement and Master Sublease Agreement

Lands’ End and affiliates of Sears Holdings were party to a master lease agreement and master sublease agreements pursuant to which Sears Roebuck or one of its affiliate’s leased or subleased to us the premises for the Lands’ End Shops at Sears. On February 1, 2019 there were 49 Lands’ End Shops at Sears and as of January 31, 2020, the leases for all such locations have expired and the premises have been vacated.

Lands’ End Shops at Sears Retail Operations Agreement

Lands’ End and Sears, Roebuck & Co. were party to a Lands’ End Shops at Sears retail operations agreement to support our Lands’ End Shops at Sears. This agreement was assigned to and assumed by Transform Holdco LLC. Pursuant to the retail operations agreement, we were provided with certain retail operation support services, including providing sales and floor support personnel, access to point-of-sale and other information technology systems, logistics and warehousing support and other support services, for which Lands’ End paid fees specified in the agreement. The retail operations agreement terminated with respect to individual Lands’ End Shops at Sears upon expiration or termination of their respective leases or closure of the associated Sears store location. All Lands’ End Shops at Sears were exited by January 31, 2020.

Financial Services Agreement

Lands’ End and Sears Holdings Management Corporation, a subsidiary of Sears Holdings, are party to a financial services agreement pursuant to which Sears Holdings provided us with certain payment processing support services, including store credit services for our Lands’ End Shops at Sears locations, at the fees for which Sears Holdings received such services from certain third-party providers.

Buying Agency Agreement

Effective July 11, 2016, the Company entered into a buying agency agreement with International Sourcing & Logistics, a subsidiary of Sears Holdings (“ISL”), pursuant to which ISL provides us with certain foreign buying office support services, on a non-exclusive basis, including vendor selection and screening, contract negotiation support and quality control services. ISL receives a commission on purchases made with the assistance of ISL and we are required to pay annual minimum commissions to ISL during the term of the agreement. All services are in the process of being transitioned to the Company’s own buying office that it has established in Hong Kong. The buying agency agreement expires on June 30, 2020, and it will not be renewed. The parties have agreed that services under the agreement will cease in April, 2020.

Fiscal 2019 Amounts Paid to and Received from Sears Holdings

Amounts due to or from Sears Holdings or Transform Holdco, as applicable, and their respective subsidiaries are non-interest bearing, and generally settled on a net basis. With respect to the relationships discussed above, total expenses charged by Sears Holdings or Transform Holdco to the Company relating to Lands’ End Shops at Sears, including for rent, labor, financial services and supply chain services, were $7.7 million in fiscal year 2019. Total expenses charged by Sears Holdings to the Company for general corporate services, including for sourcing and shared services, were $7.6 million in fiscal year 2019. These amounts exclude pass-through amounts paid to Sears Holdings or its subsidiaries in satisfaction of the Company’s payment obligations to third parties under contracts shared with Sears Holdings, Transform Holdco or their respective subsidiaries. Total amounts charged by the Company to Sears Holdings for the use of intellectual property or services, including credit card revenue and royalty income, were $0.5 million in fiscal year 2019.

OTHER INFORMATION

Other Business That May Come Before the Meeting

Our management does not intend to bring any other business before the Annual Meeting for action and has not been notified of any other business proposed to be brought before the Annual Meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the proxy card to vote in accordance with their judgment on such business.

2021 Annual Meeting of Stockholders

Procedures for Submitting Stockholder Proposals

If you would like to include a stockholder proposal in the proxy statement for our 2021 Annual Meeting of Stockholders, your stockholder proposal must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting and it must be delivered to the Company not later than December 1, 2020. However, if the date of our 2021 Annual Meeting changes by more than 30 days from the date that is the first anniversary of our 2020 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials for the 2021 Annual Meeting. If you would like to submit a stockholder proposal for our 2021 annual meeting of stockholders (“2021 Annual Meeting”) and you do not require that the proposal be included in the Company’s proxy materials, you must notify the Company of such proposal not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the date of the 2020 Annual Meeting. However, if the date of the 2021 Annual Meeting is more than 30 days before, or more than 70 days after, the anniversary date, you must notify the Company of such proposal not earlier than the close of business on the 120th day prior to the 2021 Annual Meeting and not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which the Company first makes a public announcement of the date of the 2021 Annual Meeting. Your notice must also include the information required by our Bylaws.

All stockholder proposals must be delivered to the Company at the following address: Lands’ End, Inc., 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: General Counsel and Corporate Secretary.

Solicitation of Proxies

The proxies are solicited by our Board of Directors. We will pay the cost to solicit proxies. Directors and officers of the Company and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or through the Internet.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, including the financial statements and schedules and a list of all exhibits, will be supplied without charge to any stockholder upon written request sent to Lands’ End, Inc., Legal Department, 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attn: General Counsel and Corporate Secretary. You may also view the Annual Report on Form 10-K on-line at the SEC website at www.sec.gov or on our website at www.landsend.com under the heading Investor Relations and the subheading Financials & Filings.

IMPORTANT

The interest and cooperation of all stockholders in the affairs of Lands’ End are considered to be of the greatest importance by Lands’ End. Even if you expect to attend the Annual Meeting, it is requested that, whether your share holdings are large or small, you promptly vote by telephone, through the Internet or by mail (if you received your proxy materials by mail).

LANDS' END

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 11, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 11, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E98968-P35439

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LANDS' END, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Robert Galvin
02) Jerome S. Griffith
03) Elizabeth Leykum
04) Josephine Linden
05) John T. McClain
06) Maureen Mullen
07) Jignesh Patel
08) Jonah Staw

The Board of Directors recommends you vote FOR proposals 2 and 3:

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name or names appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title. Joint owners should each sign personally. All holders must sign. If a corporation or a partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

LANDS' END, INC.

ADMISSION TICKET

You should present this admission ticket in order to gain admittance to the 2020 Annual Meeting of Stockholders. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares as of the record date. Use of cameras, recording devices and other electronics will not be permitted at the meeting.

DIRECTIONS TO THE 2020 ANNUAL MEETING

OF STOCKHOLDERS OF LANDS' END, INC.

Directions from Madison, Wisconsin:

From **US-18 W/US-151 S**/Verona Rd. merge onto **US-18 W**/Dodgeville Expressway via **EXIT 47** toward Dodgeville/Prairie du Chien. Pass through 1 roundabout. Turn right on **HWY-23**, then left on King St/County **Hwy-YZ**. Take the 1st right onto Lands' End Lane.

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E98969-P35439

Lands' End, Inc.
This Proxy is Solicited on Behalf of the Board of Directors
of Lands' End, Inc.
May 12, 2020

The undersigned, revoking any proxy previously given, hereby appoint(s) James F. Gooch, Peter L. Gray and Bernard L. McCracken, all of whom are officers of Lands' End, Inc., and each of them, as proxies with full powers of substitution, to vote, as directed on the reverse side of this card, all shares the undersigned is entitled to vote at the 2020 Annual Meeting of Stockholders of Lands' End, Inc. to be held on May 12, 2020 at 9:00 a.m. Central Time, and at any adjournment or postponement of the Annual Meeting, and authorize(s) each proxy to vote at his discretion on any other matter that may properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting INCLUDING WITHOUT LIMITATION TO VOTE ON THE ELECTION OF SUCH SUBSTITUTE NOMINEES FOR DIRECTOR AS SUCH PROXIES MAY SELECT IN THE EVENT THAT ANY NOMINEE(S) NAMED ON THIS PROXY CARD BECOME(S) UNABLE TO SERVE AS A DIRECTOR.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the Annual Meeting. **If no direction is made, this proxy will be voted FOR all of the Board of Directors' nominees for election to the Board of Directors, FOR proposal 2, and FOR proposal 3.**

SEE REVERSE SIDE